UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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REGIS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 23, 2007

TO THE SHAREHOLDERS OF REGIS CORPORATION:

The Annual Meeting of the Shareholders of Regis Corporation (referred to as “we,” “us,” “our,” “Regis” and the “Company”) will be held at our executive offices located at 7201 Metro Boulevard, Edina, Minnesota, 55439, on October 23, 2007, commencing at 9:00 a.m., for the following purposes:

1.                To elect seven directors to serve for a one-year term and until their successors are elected and qualified;

2.                To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

3.                To transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only holders of record of our Common Stock at the close of business on September 18, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination, for any purpose germane to the Annual Meeting, at our executive offices during ordinary business hours for at least ten days prior to the Annual Meeting and for the duration of the Annual Meeting itself.

Whether or not you plan to attend the Annual Meeting in person, please fill in, sign and date the enclosed proxy card and mail it promptly. Should you nevertheless attend the Annual Meeting, you may revoke your proxy and vote in person. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf.

By Order of the Board of Directors

Eric A. Bakken
Secretary

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

September 19, 2007

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 23, 2007

This Proxy Statement is furnished to shareholders of REGIS CORPORATION, a Minnesota corporation (the “Company”), in connection with the solicitation on behalf of our Board of Directors (the “Board”) of proxies for use at the annual meeting of shareholders to be held on October 23, 2007, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the enclosed proxy card are first being mailed or given to shareholders on or about September 20, 2007.

The address of our principal executive office is 7201 Metro Boulevard, Edina, Minnesota 55439.

SOLICITATION AND REVOCATION OF PROXIES

The costs and expenses of solicitation of proxies will be paid by us. In addition to the use of the mails, proxies may be solicited by our directors, officers and regular employees personally or by telegraph, telephone or letter without extra compensation.

Proxies in the form enclosed are solicited on behalf of the Board. Any shareholder giving a proxy in such form may revoke it at any time before it is exercised by attending the annual meeting and revoking it or by providing written notice of revocation or by submitting another proxy bearing a later date to our Secretary at the address set forth above. Such proxies, if received in time for voting and not revoked, will be voted at the annual meeting in accordance with the specification indicated thereon. In addition, the proxies will grant the persons entitled to vote the proxied shares the authority to vote to adjourn the meeting.

VOTING RIGHTS

Only shareholders of record as of the close of business on September 18, 2007, will be entitled to execute proxies or to vote. On that date, there were 44,182,859 shares issued, outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares represented in person or by proxy at the meeting is required to transact business, and constitutes a quorum for voting on items at the meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted as being represented at the meeting in determining the quorum, but neither will be counted as a vote in favor of a matter. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at this annual meeting and entitled to vote is required for the election to the Board of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. The affirmative vote of the holders of the greater of (1) a majority of the shares of our Common Stock present in person or by proxy entitled to vote on the proposal or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of the other proposal presented in this Proxy Statement. A shareholder who abstains with respect to that proposal will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved. If your shares are held directly and you decide to vote electronically, please follow the directions on your proxy card.

ITEM 1
ELECTION OF DIRECTORS

Seven directors are to be elected at this annual meeting, each to hold office for one year until the 2008 annual meeting of shareholders. Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the seven persons named below for election as directors. All of the nominees are presently directors of Regis.

The enclosed proxy, unless authority to vote is withheld, will be voted for the election of the nominees named herein as directors of Regis. In the event any one or more of such nominees shall unexpectedly become unavailable for reelection, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the Board. The following table contains certain information with respect to the nominees:

Name and Age	Position
Rolf F. Bjelland (69)	Director
Paul D. Finkelstein (65)	President, Chief Executive Officer, and Chairman of the Board
Thomas L. Gregory (71)	Director
Van Zandt Hawn (62)	Director
Susan S. Hoyt (63)	Director
David B. Kunin (48)	Vice President, The Regis Foundation, and Director
Myron Kunin (78)	Vice Chairman of the Board

Mr. Bjelland was elected a director of Regis in 1983. Since 1983, Mr. Bjelland has held various executive positions with Lutheran Brotherhood, a fraternal insurance society, and was President and Chairman of Lutheran Brotherhood Mutual Funds until his retirement in 2002. He is the chairman of the board of the CUNA Mutual Fund Group of Madison, Wisconsin.

Mr. Finkelstein has served as President and Chief Executive Officer of Regis since July 1, 1996, Chairman of the Board since May 4, 2004, and was Chief Operating Officer of Regis from December 1987 until June 30, 1996. He has been a director of Regis since 1987.

Mr. Gregory was elected a director of Regis in November 1996. Mr. Gregory had been a director of Supercuts, Inc. from 1991 until Supercuts was acquired by a subsidiary of Regis on October 25, 1996. He was Chairman of the Board of Supercuts from January 4, 1996 until October 25, 1996, and served as interim Chief Executive Officer of Supercuts from January 4, 1996 until January 31, 1996. From 1980 through 1994, Mr. Gregory held various executive positions with Sizzler International, Inc. and its predecessors, including President, Chief Executive Officer, Director and Vice Chairman. He is currently a director of The Cheesecake Factory, Inc., the owner and operator of upscale, full-service, casual dining restaurants throughout the United States.

Mr. Hawn was elected a director of Regis in 1991. Since 1989, he has been a managing director, and was a founder, of Goldner Hawn Johnson & Morrison Incorporated, a private investment firm.

Ms. Hoyt was elected a director of Regis in 1995. Since 1996, she has been Executive Vice President of Human Resources of Staples, Inc. From 1991 to 1996, she was Executive Vice President of Store Operations for the Dayton Hudson Department Stores Division of Dayton Hudson Corporation.

Mr. David Kunin was elected a director of Regis in 1997. He is Chief Executive Officer of Beautopia, LLC, a manufacturer of hair care products. He was Vice President, Marketing, of Regis from November 1992 until February 1997 when he became Chief Executive Officer of Beautopia LLC, and Vice President of The Regis Foundation. He is the son of Myron Kunin.

Mr. Myron Kunin is a founder of Regis and has served as a director since our incorporation in 1954. He was President and Chief Executive Officer from 1965 to June 30, 1996, and was Chairman of the Board from 1983 to May 4, 2004. He is Vice Chairman of the Board and holder of the majority of voting shares of Curtis Squire, Inc., a significant shareholder of Regis. He is also a director of Nortech Systems Incorporated, a manufacturer of wire harnesses and cable and electromechanical assemblies for commercial and defense industries.

CORPORATE GOVERNANCE

The Board believes that good corporate governance is paramount to ensure that we are managed for the long-term benefit of our shareholders. As part of our ongoing efforts to constantly improve corporate governance, the Board and management have undertaken a number of initiatives to improve our corporate governance policies and practices.

Shareholders and other interested persons may view our Corporate Governance Guidelines on our website at www.regiscorp.com. This information is also available in printed form free of charge to any shareholder who requests it by writing to our Secretary at 7201 Metro Boulevard, Edina, Minnesota 55439.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, directors and officers, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and other senior financial officers. The Code of Ethics, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of business conduct and ethics” within the meaning of the listing standards of the New York Stock Exchange (“NYSE”). The Code of Ethics is posted on our website at www.regiscorp.com. You may request copies, which will be provided free of charge, by writing to Corporate Secretary, Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439. We intend to promptly disclose future amendments to certain provisions of our Code of Ethics, and any waivers of provisions of the Code of Ethics required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”) or listing standards of the NYSE, at the same location on our website.

Director Orientation and Continuing Education

Our Nominating and Corporate Governance Committee and the Board oversee the orientation and continuing education of our directors.

Director Independence

With the adoption of our Corporate Governance Guidelines, the Board established independence standards in accordance with the requirements of the NYSE corporate governance rules. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with us (directly, or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, no director or director nominee may be deemed independent if the director or director nominee:

•       has in the past three years:

•       received (or whose immediate family member has received) more than $100,000 per year in direct compensation from us, other than director or committee fees;

•       been an employee of ours;

•       had an immediate family member who was an executive officer of ours;

•       been (or whose immediate family member has been) an affiliate or employee of a present or former internal or independent auditor of Regis;

•       been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee within the past three years has included a present executive officer of Regis; or

•       is currently an employee or executive officer (or has an immediate family member who is an executive officer) of another company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each director, with the exception of Mr. Finkelstein, Mr. Myron Kunin and Mr. David Kunin, is independent. A majority of our Board members is independent.

Communications with the Board

Shareholders and other interested parties who wish to contact the Board, any individual director or the non-management or independent directors as a group, are welcome to do so by writing to our Secretary at the following address: Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance Committee.

Executive Sessions of Non-Management and Independent Directors

In order to promote open discussion among non-management directors, the Board has implemented a policy of conducting executive sessions of non-management directors in connection with each regularly scheduled Board meeting. Shareholders may communicate with the non-management directors as a group by following the procedures described above under “Communications with the Board.”

The Chairman of the Audit Committee presides over executive sessions of the independent and non-management directors. Shareholders may communicate with the presiding director or the independent and non-management directors as a group by following the procedures described above under “Communications with the Board.”

Committees of the Board

The Board has three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee may be viewed on our website at www.regiscorp.com under “Corporate Governance.” The charters are also available in printed form free of charge to any shareholder who requests them by writing to our Secretary at 7201 Metro Boulevard, Edina, Minnesota 55439. The charters include information regarding the committees’ composition, purpose and responsibilities.

The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee qualify as independent directors as defined under the NYSE corporate governance rules.

The Board committees have responsibilities as follows:

Audit Committee

This committee assists the Board in discharging its oversight responsibility to the shareholders and investment community regarding: (i) the integrity of our financial statements and financial reporting processes; (ii) our internal accounting systems and financial and operational controls; (iii) our audit, accounting and financial reporting processes; (iv) the engagement, qualifications and independence of the independent auditor; (v) the performance of our internal audit activities; and (vi) compliance with our ethics programs, including the Code of Ethics, our whistle-blower policy, and legal and regulatory requirements.

In carrying out these duties, this committee maintains free and open communication between the Board, the independent auditor and our management. This committee meets with management and the independent auditor at least quarterly.

In addition, this committee conducts quarterly meetings or conference calls with management and the independent auditor prior to our earnings releases to discuss the results of the independent auditor’s quarterly reviews and fiscal year-end audit.

The Board has determined that all members of the Audit Committee meet the NYSE definitions of independence and financial literacy for Audit Committee members. In addition, Rolf Bjelland, an independent director and the Chairman of the Audit Committee, has been determined by the Board to be an audit committee financial expert for purposes of the SEC rules and possesses accounting or related financial management expertise as required by the NYSE. Members serving on the Audit Committee do not currently serve on the audit committee of more than three public companies.

Compensation Committee

The primary responsibilities of this committee are (i) to determine and approve the Chief Executive Officer’s compensation and benefits package; (ii) to determine and approve compensation of executive officers; and (iii) to consider and recommend incentive compensation and equity-based plans. Additional information about the responsibilities of the Compensation Committee is provided below under “Executive Compensation—Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

This committee discharges the Board’s responsibilities related to general corporate governance, including Board organization, membership and evaluation. It also reviews and recommends to the Board corporate governance principles and presents qualified individuals for election to the Board. Finally, this committee oversees the evaluation of the performance of the Board and each standing committee of the Board. For further information regarding our director nomination process, see “Director Nomination Process” below.

Board Meetings and Attendance

The Board held seven meetings during the fiscal year ended June 30, 2007. Each incumbent director attended, in person or by teleconference, at least 75% of the meetings of both the Board and Board committees on which he or she served. Our Board does not have a formal policy relating to Board member attendance at annual meetings of shareholders; however, our directors are encouraged to attend the meeting each year. Each of the then-serving directors attended the 2006 annual meeting of shareholders.

The following table shows the number of meetings held in fiscal 2007 and the names of the directors currently serving on each committee:

Committee	Number of Meetings During Fiscal 2007	Members
Audit	7	Rolf Bjelland* Thomas Gregory Van Zandt Hawn Susan Hoyt
Compensation	7	Susan Hoyt* Rolf Bjelland Thomas Gregory Van Zandt Hawn
Nominating and Corporate Governance	3	Van Zandt Hawn* Rolf Bjelland Thomas Gregory Susan Hoyt

*                    Committee Chair

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for screening and recommending director candidates to the full Board for nomination. The Nominating and Corporate Governance Committee will consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed below. When appropriate, the Committee will also engage an independent third-party search firm. The Committee will then evaluate the resumes of any qualified candidates recommended by shareholders and search firms, as well as by members of the Board. Generally, in order to be considered for nomination, a candidate must have:

•       high professional and personal ethics and values;

•       a strong record of significant leadership and meaningful accomplishments in his or her field;

•       broad experience;

•       the ability to think strategically;

•       sufficient time to carry out the duties of Board membership; and

•       a commitment to enhancing shareholder value and representing the interests of all shareholders.

Candidates are evaluated based on these qualification standards and the current needs of the Board.

All shareholder nominations must be accompanied by a candidate resume which addresses the extent to which the nominee meets the director qualification standards. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by shareholders should be sent to the Chairperson of the Nominating and Corporate Governance Committee c/o the Senior Vice President, General Counsel and Secretary at Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) describes the basic objectives, principles, decisions and rationale underlying our compensation policies and decisions as well as the material elements of the compensation of our executive officers identified in the Summary Compensation Table on page 21 (the “Named Executive Officers”). The CD&A should be read in conjunction with the compensation tables beginning on page 21.

Compensation Philosophy

Our compensation programs have been established by the Compensation Committee (referred to as the “Committee” in the Executive Compensation section of this Proxy Statement) and are structured to motivate our executive officers, including our Named Executive Officers, to achieve the business goals set by the Board. Accordingly, our compensation programs are intended to work together to reward our executive officers, including our Named Executive Officers, for achieving such goals and to induce their commitment and continued service with us. We also seek to encourage stock ownership by our executives to align their interests with those of our shareholders.

As described in more detail below, the Committee reviews and approves each element of compensation and the level of each element for all executive officers, including the Named Executive Officers. The compensation paid to the Named Executive Officers in fiscal 2007 was determined primarily by making incremental changes to our historical compensation programs that have resulted from a variety of considerations over the past several years, which changes are described in more detail below. The Committee’s ability to rely on historical compensation programs with only incremental changes is due, in part, to the fact that many of our executive officers have been employed by us for many years and are familiar with the general programs. As described in more detail below, the Committee looks generally at peer group information to assess the appropriateness of the mix of compensation elements and the exact levels of the awards for each compensation element, but there is no particular formula for determining the exact mix or levels of compensation. Accordingly, the Committee has discretion to make subjective determinations based on their perceptions of both company-wide and individual performance when selecting the mix and levels of compensation. As described below in more detail, most of the Committee’s decisions are made on the basis of information and recommendations on market practices provided by Hay Group, which provides executive compensation consulting services to the Committee.

Compensation Committee Responsibilities

The Committee administers the base salary, bonus, long term incentive and other compensation and benefits programs with regard to our executive officers, including our Named Executive Officers. A basic objective for the Committee is that the total compensation paid to the Named Executive Officers be fair, reasonable and competitive in relation to our peer group of companies, as identified below (the “Peer Group”), consistent with the objectives of our overall compensation program. The Committee approves the compensation of the Chief Executive Officer and approves, or makes recommendations for approval of our Board of Directors with respect to, the compensation of the other Named Executive Officers.

The primary purpose of the Committee is to discharge the responsibilities of the Board relating to the compensation of our executive officers. The duties and responsibilities of the Committee are:

•       to determine and approve the Chief Executive Officer’s compensation;

•       to determine and approve, or make recommendations to the Board with respect to, the compensation of all other executive officers; and

•       to consider and recommend incentive compensation and equity-based plans.

Role of Executive Officers in Compensation Decisions

The Committee believes that for our executive compensation program to be effective, the input of management is important. Committee meetings are regularly attended by our President and Chief Executive Officer; Senior Executive Vice President and Chief Financial & Administrative Officer; Senior Vice President and General Counsel; and other executives as needed. In particular, our Chief Executive Officer has an opportunity to present materials and discuss management’s views regarding compensation issues. Our Chief Executive Officer furnishes his input to the Committee on the compensation of the other Named Executive Officers and he may be present during deliberations and voting on the other executives’ compensation. However, our Chief Executive Officer may not be present during deliberations and voting regarding his compensation, as well as during other executive sessions of the Committee.

Setting Compensation

In General

The Committee has selected and engaged Hay Group as its independent advisor to advise it on executive compensation. Hay Group prepares competitive pay analyses regarding both the Peer Group referenced in the next paragraph below (see “Our Peer Group”) and the broader market, provides information on our performance compared to the Peer Group, and advises the Committee on the level and design of compensation programs for executive officers. The Chairperson of the Committee works directly with Hay Group to determine the scope of the work needed to assist the Committee in its decision-making processes. Hay Group also works with management consistent with Committee direction to gain a better understanding of our pay policies and practices, and to facilitate the development of our compensation strategies and approach to determining compensation levels.

Our Peer Group

In making overall compensation decisions, the Committee compares each element of total compensation against the Peer Group and broader retail market data prepared by Hay Group. The Peer Group that the Committee uses to benchmark the compensation of our Named Executive Officers was developed in the fall of 2006 and was approved in February 2007. The composition of the Peer Group will be reviewed annually and updated as the Committee determines what needs to be adjusted to reflect changes at Regis or at members of our Peer Group (e.g., changes in lines of business, mergers, acquisitions, spin-offs and the like). We do not believe that there are any companies that are exact competitors or peers within our industry. Accordingly, we have selected companies for our Peer Group based on the following criteria:

•       Annual revenues on a system-wide basis between one-half to two times our revenue;

•       Small box specialty retail companies;

•       Customer service element is critical to business;

•       Exclusion of apparel companies, due to the increased risk such companies confront in forecasting fashion trends far enough in advance to order product and manage inventory; and

•       Companies targeting a moderate customer in terms of income and style.

Each of the companies comprising our current 15-member Peer Group meet a majority of those criteria. The companies are:

• Advanced Auto Parts, Inc.	• Foot Locker, Inc.	• Papa John’s International, Inc.
• Applebee’s International, Inc.	• Game Stop Corp.	• PetSmart, Inc.
• Auto Zone, Inc.	• Guitar Center, Inc.	• Radio Shack Corp.
• Brinker International, Inc.	• H&R Block, Inc.	• Service Corporation International
• CBRL Group, Inc.	• Jack in the Box, Inc.	• Starbucks Corp.

The Peer Group provides direct incumbent information on a job title match basis (e.g., Chief Executive Officer, Chief Financial Officer) for the companies with which we compete for executive talent. Hay Group’s Retail Industry Total Remuneration Survey (the “Hay Group Survey” or the “Survey”) is used to provide an additional benchmark for compensating the Named Executive Officers and furnishes compensation data on the broader retail market place. The Hay Group Survey provides compensation data on the retail market place (covering over 70 organizations, a majority of which are specialty stores). The compensation data utilized from the Survey is selected based on job content since data based on matching titles derived from proxy statement information may not be available or may not adequately represent the actual job content of our executive officers.  The data from the Peer Group and the Hay Group Survey includes base salary, annual incentive bonus, equity incentive compensation and benefits and perquisites for the named executive officers of those companies. This data provides the Committee with market information for executives and accounts for the considerable variation in compensation that corresponds to differing levels of responsibility and duties by title among Named Executive Officers.

Compensation Elements

In General

The compensation and benefits programs for our Named Executive Officers all contribute to the recruitment, retention and motivation of the executive talent required to successfully manage and grow our business and to achieve our short and long-term business objectives. Beyond that, different elements of compensation are designed for different purposes. The elements of compensation for our Named Executive Officers are:

•       Base salary, which is designed to attract and retain executives over time;

•       Annual incentive (bonus) compensation, which is designed to focus executives on achieving the business objectives established by the Board for a particular year;

•       Long-term incentive compensation, consisting of stock appreciation rights (“SARs”), restricted stock and restricted stock units, which is designed to focus executives on the long-term success of

Regis, as reflected in increases in our stock price, growth in our earnings per share (“EPS”) and other elements, and to encourage stock ownership that aligns the interests of executives with those of our shareholders; and

•       Benefits, which are designed to provide long-term executive retention and commitment to us.

In addition, Named Executive Officers may receive termination and change in control compensation and benefits. Termination compensation and benefits are designed to ease an employee’s transition due to an unexpected employment termination, while change in control compensation and benefits are designed to encourage employees to remain focused on our business in the event of rumored or actual fundamental corporate changes.

The Committee establishes the amount and mix of base salary and variable compensation by referencing market practices for each element as well as total compensation delivered to executives. In developing the total compensation package for a Named Executive Officer, the Committee considers the internal relationship of pay across all executive positions. The Committee has a long-standing total remuneration (i.e., base salary + variable pay + benefits) executive pay philosophy. Our approach to total remuneration is to provide an aggregate compensation package that is competitive around the median of the market based on the Peer Group.

Base Salary

The Committee views a competitive base salary as an important component to attract and retain executive talent. Base salaries also serve as the foundation for the annual incentive (bonus) plan, which expresses the bonus opportunity as a percent of base salary.

The Committee considers both internal equity and external competitiveness in determining the base salary of our Named Executive Officers. After considering input from our Chief Executive Officer regarding the performance of the other Named Executive Officers, the Committee uses its judgment regarding individual performance, market competitiveness, length of service and other factors, such as Company performance, it deems relevant to determine the appropriate base salary and size of any salary increase for each Named Executive Officer. The review of individual performance includes a specific review of individual performance of Messrs. Finkelstein and Pearce by the Nominating and Corporate Governance Committee, and more general reviews of individual performance of the other Named Executive Officers, focused primarily on the scope of responsibilities of each Named Executive Officer.

Base Salary Decisions for Fiscal 2007

The base salaries paid in 2007 to each of our Named Executive Officers are shown under the “Salary” column of the Summary Compensation Table. Changes in base salaries are typically considered by the Committee in April (to be effective in July) each year. In April 2006 base salaries for the executive officers were increased for fiscal 2007 based on a review of retail market data and a determination that adjustments were appropriate from a competitive standpoint. Similarly, the Committee also approved increases in base salary in April 2007 for fiscal 2008 based on the review of Peer Group and retail market data. Mr. Finkelstein and Mr. Pearce received base salary increases as part of their employment agreements negotiated during fiscal year 2007. In determining the new level of Mr. Finkelstein’s base salary, the Committee took into account Mr. Finkelstein’s age and the importance of securing his services beyond age 65, and therefore he was asked to sign a new five-year contract. In addition to the changes to the compensation packages for Mr. Finkelstein and Mr. Pearce in fiscal year 2007, we decided to eliminate certain benefits and adjust the base salaries of our other Named Executive Officers to maintain the overall level of compensation of these executives. These changes are explained below in the “Benefits” section.

Annual Incentive (Bonus) Compensation

Annual incentive (bonus) compensation for our Named Executive Officers is determined each year under the Regis Corporation Short Term Incentive Compensation Plan (the “Short Term Plan”). The Short Term Plan establishes an annual cash bonus amount and payouts are based on achievement of EPS targets, objective measures which the Committee believes are reasonable gauges of our performance for this purpose.

Each year, the Committee evaluates our annual and long-term strategic plan to determine if the EPS financial metrics are appropriate to measure achievement of our objectives and to motivate executives. Based on discussions with our Chief Executive Officer and Chief Financial & Administrative Officer, the Board determines the financial metrics to be included in the Short Term Plan. The metrics are generally approved in April each year.

Annual Incentive Compensation Decisions for Fiscal 2007

The Short Term Plan provides for a full bonus if 100% of the targeted EPS for the year is achieved and a threshold bonus equal to 37.5% of the full bonus if 85% of the targeted EPS for the year is achieved. EPS performance between 85% and 100% of targeted EPS yield bonuses calculated by interpolation between those fixed points. No bonus is paid if EPS falls below 85% of the original EPS target. In addition, due to the critical role of the Chief Executive Officer in achieving such performance, the Short Term Plan provides for his total bonus to exceed the full bonus amount (up to 100% of his annual base salary) if EPS exceeds 105% of the EPS target for the year.

Annual incentive compensation targets under the Short Term Plan are expressed as a percentage of base salary (which, for this purpose, excludes the modest increase in base salary to cover perquisites described below under “Benefits”), and the percentage increases with job scope and complexity to provide greater upside opportunity for increased responsibility. For the last fiscal year, potential target bonus was set at 75% of base salary for the Chief Executive Officer (which, as noted above, may be increased to 100% of salary if the EPS target described above is achieved), 60% of base salary for any Senior Executive Vice President, and 50% or 55% of base salary for Executive Vice Presidents. The bonus opportunity for an executive officer whose base salary changed during the year is based on a weighted average of the annualized base salaries in effect for the year.

The table below shows the threshold and target payouts (expressed as a percentage of base salary) that correspond to the threshold and target levels of EPS achievement for each Named Executive Officer who participates in the Short Term Plan and continues to serve as one of our executive officers:

2007 Short Term Incentive Compensation Plan

	FY07 Incentive— Percent of Salary		FY07 EPS
Executive Officer	Threshold	Target*	Threshold	Target
Mr. Finkelstein,	28%	75%	$1.84	$2.17
Chairman & CEO	$(279,022)	$(747,380)
Mr. Pearce,	23%	60%	$1.84	$2.17
SEVP, CFO & CAO	$(100,401)	$(261,916)
Mr. Nelson,	19%	55%	$1.84	$2.17
EVP-Fashion, Education & Marketing	$(77,193)	$(223,455)
Mr. Kartarik,	19%	50%	$1.84	$2.17
EVP-President Franchise Division	$(72,252)	$(190,137)

*                    As noted, the CEO is eligible to receive an increased bonus payout (equal to 100% of base salary) should actual EPS meet or exceed 105% of the Board-approved EPS target. For fiscal year 2007, EPS had to meet or exceed $2.28 for the CEO to receive the increased bonus; as this target was not reached in fiscal 2007, the CEO did not receive such increased bonus.

In fiscal year 2007, our executives received 100% of the target opportunity because we achieved EPS of $2.25, excluding an impairment charge of $0.43 per share. The Committee decided to exclude the impairment charge related to strategic decisions to merge our Title IV school business with Empire Education Group as described in more detail in our Annual Report on Form 10-K for the year ended June 30, 2007. The impairment charge was excluded in calculating EPS because of its nature as an unusual, non-recurring event.

Long-term Incentive Compensation

In General.   The Committee considers equity-based long-term incentive compensation (“LTI”) to be critical to the alignment of executive compensation with the creation of shareholder value. Our long-term equity incentive compensation awards are granted pursuant to our 2004 Long Term Incentive Plan (the “Long Term Plan”).

At its April meeting, the Committee reviews the portfolio of long-term incentive vehicles, the targeted award size and the performance measures associated with any awards. The Committee also reviews recommendations provided by management and Hay Group regarding LTI design. The Board’s practice is to make annual grants of equity awards, including stock appreciation rights and restricted stock, upon recommendation of the Committee at that time. The Committee believes that the use of multiple equity vehicles balances a focus on equity-driven growth with the retention hook of restricted stock. The grant date is the date the Committee approved as the date the grant becomes effective (generally the same day as Committee approval, but it may be a date in the future when an event occurs (e.g., new hire or promotion date)). The exercise price of the stock appreciation rights is the closing price of a share of our

Common Stock on that grant date. From time to time, the Board will consider making grants under other special circumstances, such as recruiting new executive talent, upon the promotion of an executive, and to retain key individuals.

Stock Appreciation Rights (“SARs”).   A stock appreciation right is similar to a stock option in that it allows the recipient to benefit from any appreciation in our stock price from the grant date through the exercise date. However, with a SAR, the recipient is not required to actually purchase the exercised shares to realize any appreciation in value (as is the case with a stock option), but rather simply receives the amount of the increase in shares of our stock. Because the value that may be earned through SARs is dependent upon an increase in our stock price, the Committee views SAR grants as a critical link between management wealth accumulation and the creation of shareholder value. The Long Term Plan provides that SARs may not be granted with an exercise price less than 100% of fair market value of a share of our Common Stock on the SAR grant date.

The Committee has awarded the Named Executive Officers with SARs that have a ten-year term and vest annually in 20% increments on each of the first five anniversaries of the date of grant, provided that the Named Executive Officer remains employed by us on each such date. Vesting automatically is accelerated in the event of a change in control of Regis. As provided in the applicable award agreements for SARs, if a Named Executive Officer dies or becomes disabled, unvested SARs are immediately vested and the individual’s estate has 12 months from the date of death (or the remaining term, if shorter) to exercise his or her SARs. If a Named Executive Officer retires, voluntarily terminates employment, or is dismissed without cause, the award agreements provide that he or she has 90 days from the date of termination to exercise all vested SARs. If a Named Executive Officer is terminated for cause, the award agreements provide that all outstanding SARs are forfeited. The holder of a SAR does not have any voting or dividend right until he or she exercises the SARs.

Restricted Stock.   Restricted stock is a share of our Common Stock that has vesting restrictions tied to continued employment. Restricted stock provides recipients with the opportunity to earn full value shares of our Common Stock. Under the terms of the award agreements used for grants made to Named Executive Officers, the restricted stock awards vest at a rate of 20% annually on each of the first five anniversaries of the date of grant provided that the Named Executive Officer remains employed by us on each such date. Vesting automatically is accelerated in the event of the recipient’s death or disability, or in the event of a change in control of Regis. In addition, vesting can be accelerated if the Committee determines that such action would be in the best interests of Regis. If a recipient of a grant of restricted stock leaves for any reason other than death or disability before vesting, the Long Term Plan provides that any unvested portion of the restricted stock award is forfeited, subject to the Committee’s discretion to cancel any or all restrictions and vest any or all of the restricted stock award. Recipients of restricted stock are entitled to vote the shares, whether or not vested, and will be entitled to dividends that will accumulate and be paid out upon vesting in the form of additional shares of restricted stock.

Long-Term Incentive Compensation Decisions for Fiscal 2007

Review and Revision of Long-term Incentive Awards.   In fiscal 2007, the Committee asked Hay Group to review our executive pay and benefits packages as well as the design of our long-term incentive awards. As part of this effort, the Committee decided to make modifications to our executive LTI program. These modifications included the introduction of restricted stock units as an authorized form of long-term incentive awards (as discussed in the next following paragraph), and the elimination of cash-based incentive awards that were available under the Long Term Plan since fiscal 2004. Under that program, the Named Executive Officers, other than Messrs. Kunin and Clarke, had received grants in each of fiscal 2004, 2005 and 2006 under which payouts that could range from 80% to 120% of the following target amount for each Named Executive Officer:  Mr. Finkelstein, $100,000; Mr. Pearce, $50,000; Mr. Nelson, $35,000; and Mr. Kartarik, $35,000, would be made at the end of a three-year performance period if we have achieved specified goals involving EPS growth (weighted 60%) and Return on Invested Capital (“ROIC”) (weighted 40%). In fiscal 2007, the Committee recommended to the Board and the Board agreed to cease making cash-based awards because it was viewed as ineffective in motivating executive performance and because the Committee wanted to focus exclusively on forms of long-term incentive compensation that would support our objective of encouraging executive stock ownership. In connection with the cessation of cash-based awards, participants were provided with increased annual grants of SARs and restricted stock. No amounts were earned under the cash-based incentive awards granted in 2004 and scheduled to pay out in fiscal 2007.

Restricted Stock Units.   In fiscal 2007, we added restricted stock units (“RSUs”) as a variant to the grant of restricted stock. As described below, RSUs were awarded to each of Mr. Finkelstein and Mr. Pearce in 2007 for retention purposes. The number of units granted correspond to a specified number of shares of stock and are paid out in our Common Stock. The RSUs vest in full after a five-year period, subject to accelerated vesting in the event of death or disability, unless otherwise determined by the Committee. The recipient of an RSU does not vote the shares underlying the RSU until it is settled in Common Stock, but the recipient does receive cash payments equivalent in value to the cash dividends payable on the same number of shares of Common Stock.

2007 Annual Equity Awards.   For fiscal year 2007, the annual equity grants to all the Named Executive Officers were a combination of SARs, restricted stock and restricted stock units.

2007 LTI Awards

	SARs (#)	Restricted Stock (#)	Restricted Stock Units (#)
Mr. Finkelstein	22,000	11,000	165,000
Mr. Pearce	6,200	6,200	50,000
Mr. Nelson	4,200	4,200	0
Mr. Kartarik	4,200	4,200	0

The SARs and restricted stock awards were granted on April 26, 2007 at the closing price of $39.04 and vest ratably over a five-year period (i.e., 20% per year). The RSUs were granted to Mr. Finkelstein on March 9, 2007 and to Mr. Pearce on May 9, 2007 as part of their new employment agreements, and cliff vest on February 7, 2012 and May 9, 2012, respectively. In each case the RSUs will be converted to shares of our Common Stock and paid out on January 31, 2013.

Benefits

Historically, the Committee supported a compensation philosophy for our Named Executive Officers that included a benefits package that leads the market median (primarily to compensate for a philosophy which supported the payment of base salaries that lag the market median) and was designed to retain and encourage executive commitment to Regis. The benefits we provide our Named Executive Officers are summarized in the footnotes to the Summary Compensation Table or otherwise reported in the accompanying tables, including footnotes. Benefits for our Named Executive Officers include core benefits available to all full-time employees (e.g., coverage for medical, dental, prescription drugs, basic life insurance, long-term disability coverage). We also provide retirement benefits, a nonqualified deferred compensation plan and payments and benefits upon termination of employment and/or a change in control. These benefits are described below under “Summary of Executive Agreements” and “Retirement Plans and Arrangements.”

During 2007, as part of an effort to equalize the benefits package and base salaries with the market median, the Committee decided to eliminate certain perquisites and instead make a modest increase to the executives’ base salaries. The Committee determined that these changes to the compensation program will allow us to continue to provide key benefits that help to attract and retain key executive talent since many benefits are keyed off base salary amounts. The only remaining perquisites provided to Named Executive Officers are related to executive medical benefits, which provide reimbursement of co-pay and other out-of-pocket expenses related to medical care.  We believe that the benefits package, including the provisions of the employment agreements with our executives that provide retirement and post-termination payments, are competitive with the market based on information Hay Group has provided to our Compensation Committee.

Stock Ownership by Named Executive Officers

The Board believes that each of our officers who has reached the level of Executive Vice President or above should be a shareholder and should have a financial stake in Regis. Accordingly, the Committee adopted the following Common Stock ownership requirements, which are reflected in the Corporate Governance Guidelines on our website, as of April 26, 2007:

•       Chief Executive Officer—5x annual base salary

•       Senior Executive Vice President—3x annual base salary

•       Executive Vice President—2x annual base salary

The individual stock ownership requirements were quantified based on annual salary at the time of adoption and will remain fixed at such amount. The Chief Executive Officer and each current Senior Executive Vice President and Executive Vice President have until May 1, 2012 to meet their respective ownership thresholds.

Post-Employment Compensation—Change in Control Arrangements

In General.   Pursuant to their Employment Agreements that were entered into during the 2007 fiscal year, Mr. Finkelstein and Mr. Pearce are entitled to certain compensation and other benefits if their employment terminates due to certain articulated reasons (including in connection with a change in control), as described below under “Summary of Executive Agreements.”  Under Mr. Kunin’s Amended and Restated Compensation Agreement dated June 29, 2007, he will continue to receive his monthly base compensation for life following any termination of employment, and he is entitled to other compensation and benefits in connection with a change in control. Our other Named Executive Officers are entitled to similar change in control benefits under the terms of their respective Employment and Deferred Compensation Agreements, but these agreements do not provide for separate compensation in connection with a termination of employment unrelated to a change in control. Award agreements under our Long Term Plan do, however, provide for accelerated vesting of awards upon death, disability or a change in control. In addition, the employment agreements with our Named Executive Officers contain covenants not to compete or solicit, as well as confidentiality provisions, that the Committee considers especially valuable in the event of an executive’s termination of employment.

Change in Control.   The Committee and the Board recognize the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with any rumored or actual change in control of Regis. To that end, properly designed change in control provisions in the employment agreements with our Named Executive Officers protect shareholder interests by enhancing executive focus during rumored or actual change in control activity through:

•       Incentives to remain with us despite uncertainties while a transaction is under consideration or is pending;

•       Assurances of severance and other benefits in the event of termination;

•       Immediate vesting of equity elements of total compensation after a change in control; and

•       Additional stock grants granted immediately upon the change in control.

To diminish the potential distraction due to personal uncertainties and risks that inevitably arise when a change in control is threatened or pending, the Committee and the Board have provided our Named Executive Officers with what the Committee and the Board determined to be competitive change in control compensation and benefit provisions in their Employment Agreements. The Employment Agreements of our Named Executive Officers provide for specific enhanced payments and benefits in the event of a change in control; these are discussed in the sections captioned “Summary of Executive Agreements.”

Gross-Up Payments.   As shown below in the “Potential Payments Upon Termination or Change in Control” table, if any payments made to a Named Executive Officer due to termination or change in control subjects the Named Executive Officer to any excise taxes due (“parachute excise tax”) under Section 4999 of the Internal Revenue Code (“Code Section 4999”), we will pay to the Named Executive Officer a gross-up payment to compensate the individual for the net effect of the imposition of such parachute excise tax. The effects of Code Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive officer’s personal compensation history. Therefore, to provide an equal level of benefit to similarly situated employees without regard to the effect of the parachute excise tax, the Committee and the Board have determined that Code Section 4999 gross-up payments are appropriate for our Named Executive Officers.

Previously our Named Executive Officers also were eligible for a gross-up for the regular federal, state and other (non-parachute) taxes due on amounts received upon a change in control. However, this gross-up provision was eliminated during the 2007 fiscal year. The Committee determined that these other taxes did not involve the special circumstances that caused the Committee to continue gross-ups for the parachute excise taxes and also that, unlike parachute tax gross-ups, such other tax gross-ups were not a common practice at other companies. Accordingly, gross-ups for other than the parachute excise tax were eliminated. In partial recompense for agreeing to the elimination of non-parachute tax gross-ups, each affected executive will be entitled to a fixed stock grant upon a change in control.

Tax, Accounting and Other Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer or any of our three other most highly compensated executive officers (other than our chief financial officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders.)  The Committee’s policy is to design compensation programs that further the best interests of Regis and our shareholders and that preserve the tax deductibility of compensation expenses. Incentive bonuses paid to executive officers under the Short Term Plan and stock appreciation rights awarded under the Long Term Plan are designed to qualify as performance-based compensation. The Committee also believes, however, that it must maintain the flexibility to take actions which it deems to be in our best interests but which may not qualify for tax deductibility under Section 162(m). In this regard, the Committee recognizes that if the amount of base salary (and any other compensation that is not determined to be performance-based under Section 162(m), such as time-vested restricted stock) for any of our executive officers exceeds $1 million, any amounts over $1 million will not be deductible for federal income tax purposes.

As required under the tax rules, we must obtain shareholder approval of the material terms of the performance goals for qualifying performance-based compensation every five years. We last requested and received shareholder approval in 2004.

Accounting for Stock-Based Compensation

Effective July 1, 2005, we began accounting for stock-based payments made under our Long Term Plan in accordance with the requirements of Statement of Financial Accounting Standards No. 123, Share-Based Payment (“SFAS 123(R)”). As a result of this change in accounting methods, we started introducing forms of equity-based compensation other than stock options, such as restricted stock, stock appreciation rights and restricted stock units, since stock options no longer carried comparatively favorable accounting consequences. The introduction of these new forms of equity-based compensation have allowed us to be more flexible in identifying equity-based awards that incentivize different types of performance, such as through the use of cliff-based vesting restricted stock units that have a stronger retention feature or the grant of restricted stock that provides a stronger alignment with the interest of our shareholders.

Committee Considerations

The Committee considered (i) the impact of the $1 million limit on the deductibility of non-performance based compensation imposed by Code Section 162(m), (ii) the accounting treatment of various types of equity-based compensation under SFAS 123(R), and (iii) the non-deductibility of excess parachute tax payments under Internal Revenue Code Section 280G (and the related excise tax imposed on covered employees under Code Section 4999 as described above under “Gross-Up Payments”) in its design of executive compensation programs. In addition, the Committee considered other tax and accounting provisions in developing the compensation programs for our Named Executive Officers. These included the special rules applicable to non-qualified deferred compensation arrangements under Internal

Revenue Code Section 409A, as well as the overall income tax rules applicable to various forms of compensation. While the Committee strove to compensate our Named Executive Officers in a manner that produced favorable tax and accounting treatment, its main objective was to develop fair and equitable compensation arrangements that appropriately motivate, reward and retain those executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of Regis. Based on that review and related discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Susan S. Hoyt, Chairperson
Rolf F. Bjelland
Thomas L. Gregory
Van Zandt Hawn
Members of the Compensation Committee

Summary Compensation Table

The following table shows, for the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers of Regis, and a former executive officer who would have been in our three other most highly compensated executive officers except that he was not serving as an executive officer at year-end, together referred to as the Named Executive Officers, information concerning compensation earned for services in all capacities during the fiscal year ended June 30, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Paul D. Finkelstein	2007	1,061,150	0	563,238	107,456	747,380	1,927,577	321,304	4,728,105
Chairman of the Board of Directors, President and Chief Executive Officer
Randy L. Pearce	2007	485,915	0	148,046	32,698	261,916	143,354	206,709	1,278,638
Senior Executive Vice President, Chief Financial and Administrative Officer
Myron Kunin	2007	789,371	0	0	0	0	61,770	37,100	888,241
Vice Chairman of the Board of Directors
Gordon B. Nelson	2007	451,729	0	63,372	22,044	223,455	215,638	224,539	1,200,777
Executive Vice President, Fashion, Education and Marketing
Mark Kartarik	2007	424,432	0	58,714	20,580	190,137	88,836	171,819	954,518
Executive Vice President, Regis Corporation and President, Franchise Division
Fraser Clarke	2007	292,819	0	0	0	0	60,456	955,682	1,308,957
Former President and Chief Executive Officer, Hair Club for Men and Women(5)

(1)                Values expressed represent the actual compensation expense recognized by us during fiscal 2007 for equity awards granted in fiscal 2007 and prior years as determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note 1 to our consolidated financial statements for the fiscal year ended June 30, 2007, but disregarding the estimate of forfeitures related to service-based vesting.

(2)                Amounts represent payouts of annual incentive (bonus) compensation under the Short Term Plan, which is described above.

(3)                Amounts represent the change in the present value of benefits under the pension plans and above-market earnings on deferred compensation in the following amounts:

Name	Change in Present Value of Pension Plan ($)	Above-Market Earnings on Deferred Compensation ($)
Paul D. Finkelstein	1,745,130	182,447
Randy L. Pearce	120,365	22,989
Myron Kunin	7,261	54,509
Gordon B. Nelson	122,571	93,067
Mark Kartarik	77,878	10,958
Fraser Clarke	0	60,456

(4)                The following table sets forth All Other Compensation amounts by type:

Name	Deferred Compensation Company Match and Profit-Sharing Contribution ($)	Dividends and Dividend Equivalents on Stock and Option Awards ($)	Life Insurance Premiums ($)	Tax Gross-Ups ($)	Accrued Severance ($)	Total All Other Compensation ($)(a)
Paul D. Finkelstein	71,836	18,176	100,000	131,292	0	321,304
Randy L. Pearce	45,482	4,978	65,000	91,249	0	206,709
Myron Kunin	37,100	0	0	0	0	37,100
Gordon B. Nelson	42,584	2,026	65,000	98,375	0	224,539
Mark Kartarik	17,873	1,915	65,000	87,031	0	171,819
Fraser Clarke	50,816	0	65,000	59,866	780,000	955,682

(a)                Total All Other Compensation for Mr. Nelson also includes $16,554 of perquisites, which relate primarily to executive medical benefits, including the reimbursement of co-pay and other out-of-pocket expenses.

(5)                Mr. Clarke ceased being an executive officer of Regis on June 28, 2007.

Grants of Plan-Based Awards in 2007

The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during the fiscal year ended June 30, 2007. No options were repriced or materially modified during the fiscal year.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Exercise or Base Price of Option
Name	Grant Date	Threshold ($)		Target($)		Maximum ($)	Shares of Stock or Units(#)(2)	Underlying Options(#)(2)	Awards ($)(2)	Awards ($)(2)
Paul D. Finkelstein	04/26/07						11,000			429,440
	04/26/07							22,000	39.04	272,360
	03/09/07						165,000			6,763,350
		279,022		747,380		1,046,331
Randy L. Pearce	04/26/07						6,200			242,048
	04/26/07							6,200	39.04	76,756
	05/09/07						50,000			1,987,000
		100,401		261,916
Myron Kunin
Gordon B. Nelson	08/22/06						750			27,150
	08/22/06							750	36.20	8,573
	04/26/07						4,200			163,968
	04/26/07							4,200	39.04	51,996
		77,193		223,455
Mark Kartarik	04/26/07						4,200			163,968
	04/26/07							4,200	39.04	51,996
		72,252		190,137
Fraser Clarke(4)	04/26/07						3,200 (4)			124,928
	04/26/07							3,200 (4)	39.04	39,616
		132,298	(5)	198,446	(5)

(1)                These amounts represent the potential target bonus amounts available to our executives for fiscal 2007 under the Short Term Plan as described under “Annual Incentive (Bonus) Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement. The actual amounts of the bonuses earned by the Named Executive Officers during fiscal 2007 are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)                The option and stock awards were granted under the Long Term Plan.

(3)                Valuation of awards based on the grant date fair value of those awards determined pursuant to SFAS 123(R) utilizing assumptions discussed in Note 1 to our consolidated financial statements for the fiscal year ended June 30, 2007.

(4)                In connection with the termination of Mr. Clarke’s employment on June 28, 2007, his Option Awards and Stock Awards were forfeited.

(5)                Pursuant to the terms of the Short Term Plan, the incentive opportunity reported as the Threshold and Target amounts for Mr. Clarke under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” were forfeited because his employment terminated prior to the end of the performance period. Accordingly, Mr. Clarke is not entitled to receive any cash incentive amount under the terms of the Short Term Plan.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the Named Executive Officers at June 30, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Paul D. Finkelstein	12,000	(3)	8,000	(3)	42.79	05/26/14
	8,000	(3)	12,000	(3)	35.49	05/03/15
	4,000		16,000		35.33	04/27/16
	0		22,000		39.04	04/26/17
	22,500		0		17.33	05/28/08
	22,500		0		20.31	07/14/09
	150,000		0		16.50	02/15/10
	150,000		0		15.13	10/31/10
							3,066	(3)(4)	117,275	(3)
							4,542	(3)(5)	173,732	(3)
							7,228	(3)(6)	276,471	(3)
							165,000	(7)	6,311,250
							11,000	(8)	420,750
Randy L. Pearce	2,400		1,600		42.79	05/26/14
	1,600		2,400		35.49	05/03/15
	800		3,200		35.33	04/27/16
	0		6,200		39.04	04/26/17
	25,000		0		20.31	07/14/09
	50,000		0		16.50	02/15/10
	83,333		0		15.13	10/31/10
							1,217	(4)	46,550
							2,421	(5)	92,603
							3,212	(6)	122,859
							6,200	(8)	237,150
							50,000	(9)	1,912,500
Myron Kunin	20,000		0		16.50	02/15/10
Gordon B. Nelson	1,500		1,000		42.79	05/26/14
	1,000		1,500		35.49	05/03/15
	500		2,000		35.33	04/27/16
	0		750		36.20	08/22/16
	0		4,200		39.04	04/26/17
	1,800		0		20.31	07/14/09
	20,000		0		16.50	02/15/10
	12,334		0		15.13	10/31/10

					811	(4)	31,021
					1,515	(5)	57,949
					2,008	(6)	76,806
					751	(10)	28,726
					4,200	(8)	160,650
Mark Kartarik	1,500	1,000	42.79	05/26/14
	1,000	1,500	35.49	05/03/15
	500	2,000	35.33	04/27/16
	0	4,200	39.04	04/26/17
	1,078	0	17.33	05/28/08
	9,000	0	20.31	07/14/09
	50,000	0	16.50	02/15/10
	8,750	0	15.13	10/31/10
					811	(4)	31,021
					1,515	(5)	57,949
					2,008	(6)	76,806
					4,200	(8)	160,650
Fraser Clarke	0	0	0	0	0		0

       (1) Value based on a share price of $38.25, which was the last reported sale price for a share of our Common Stock on the NYSE on June 29, 2007.

       (2) All awards of stock options and SARs vest as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant. The date of grant of each stock option and SAR is ten years before the expiration date.

       (3) Half of the amount of the reported awards has been transferred to Mr. Finkelstein’s former spouse pursuant to a divorce decree.

       (4) Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was May 26, 2004.

       (5) Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was May 3, 2005.

       (6) Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 27, 2006.

       (7) Award vests in full on February 7, 2012.

       (8) Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 26, 2007.

       (9) Award vests in full on May 9, 2012.

(10) Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was August 22, 2006.

2007 Option Exercises and Stock Vested

The following table sets forth certain information concerning options and SARs exercised and stock vested during fiscal 2007 for the Named Executive Officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)
Paul D. Finkelstein	0	0	4,850	(2)	189,754
Randy L. Pearce	0	0	2,217		86,670
Myron Kunin	0	0	0		0
Gordon B. Nelson	12,000	274,072	1,411		55,175
Mark Kartarik	7,923	178,165	1,411		55,175
Fraser Clarke	0	0	0		0

(1)          The number of shares acquired on vesting of stock awards includes shares that were forfeited for withholding tax obligations. The number of shares forfeited for each Named Executive Officer is reported below:

Name	Number of Shares Used to Pay Taxes on Vested Awards (#)
Paul D. Finkelstein	1,701
Randy L. Pearce	776
Myron Kunin	0
Gordon B. Nelson	494
Mark Kartarik	551
Fraser Clarke	0

(2)          Includes 1,522 shares that were transferred to Mr. Finkelstein’s former spouse pursuant to a divorce decree.

Summary of Executive Agreements

Employment Agreement with Paul Finkelstein, Chairman & CEO

We are party to an Employment Agreement dated February 8, 2007 with our Chairman and Chief Executive Officer, Paul Finkelstein. By its terms, the Employment Agreement expires on February 8, 2012 (the fifth anniversary of the effective date of the agreement). The Employment Agreement does not provide for an automatic renewal. Key provisions in Mr. Finkelstein’s contract include:

•       Base Salary—Mr. Finkelstein will receive a base salary of $1,100,000 (subject to increase, as determined annually by the Compensation Committee).

•       Bonus—Mr. Finkelstein is eligible for an annual performance bonus as determined under the provisions of the Short Term Plan parameters.

•       Long-Term Incentives—Mr. Finkelstein is eligible to participate on the same basis as other executive officers under the Long Term Plan.

•       Retention Incentives—Mr. Finkelstein received 165,000 restricted stock units, effective on March 9, 2007 when the Long-Term Incentive Plan was amended to provide for restricted stock units, which cliff vest at the end of the five-year contract term. The payment will be automatically deferred until the January 31 next following the end of the five-year contract term.

•       Life Insurance—We will reimburse Mr. Finkelstein $100,000 annually for premiums payable by the Executive with respect to life insurance coverage under a policy with a face amount of $10 million. We are required to make a total of ten annual premium payments on the life insurance policy, one of which has been made. We will also provide Mr. Finkelstein with a gross-up for the federal and state income taxes on the resulting income. Upon a change in control, Mr. Finkelstein would receive the lump sum value of these future payments.

•       Retirement Benefits—Upon retirement Mr. Finkelstein is entitled to receive a monthly benefit equal to 60% of his five-year average monthly compensation, excluding bonuses, for the remainder of his life. The monthly benefit is increased annually after the first year by any increase in the Consumer Price Index for the preceding year. If Mr. Finkelstein’s former spouse survives him, she is entitled to one-half of Mr. Finkelstein’s monthly benefit.

•       Health, Welfare and Other Benefits—During Mr. Finkelstein’s employment, health and welfare benefits are provided on the same basis as for other executive officers.

•       Termination of Employment Payments, Benefits and Other Obligations—The following section separately addresses benefits provided to Mr. Finkelstein upon death or disability, termination without cause or for good reason, termination for cause or without good reason and termination after a change in control.

•        Death or Disability.   Mr. Finkelstein is entitled to his accrued compensation and obligations, including pro rata bonus for year of termination based on highest bonus during previous three years, and his monthly retirement benefits. Mr. Finkelstein will receive full vesting of any unvested stock option, restricted stock/restricted stock units and other incentive awards. In addition, upon death or disability, Mr. Finkelstein is entitled to lifetime health, hospitalization, prescription drug and dental insurance benefits, and continuing for lifetime of any surviving spouse.

•        Dismissal without Cause or Resignation for Good Reason.   Mr. Finkelstein is entitled to the same payments and benefits as provided upon death or disability, plus severance pay. Mr. Finkelstein’s severance pay is calculated by multiplying (a) the sum of his current base salary and highest three year bonus by (b) the number of full and partial years remaining in the Employment Agreement term, provided that such number shall be no more than three and no less than two. The result is Mr. Finkelstein is always protected for at least two years, but not more than three years.

•        Dismissal for Cause or Resignation without Good Reason.   Mr. Finkelstein is entitled to payment of accrued compensation and obligations only.

•        Change in Control.   If Mr. Finkelstein is terminated by us for any reason or resigns for Good Reason (as defined in the contract) (a) during the term of the Agreement and following a change in control, or (b) within two years following a change in control that occurs during the term of the Agreement, Mr. Finkelstein is entitled to the same payments, benefits and severance as provided upon Dismissal without Cause or Resignation for Good Reason.

Upon a change in control Mr. Finkelstein also is entitled to receive an award of 300,000 shares of Common Stock to partially recompense him for giving up the non-parachute excise tax gross-up discussed above under “Gross-Up Payments.”  Mr. Finkelstein is entitled to a tax gross-up for the impact of parachute tax only (to put him in the same income tax position as if there was no parachute tax), except for the gross-up for federal and state income taxes sufficient to pay future life insurance premiums.

Additionally, Mr. Finkelstein receives the same retirement benefits described under the retirement benefits section, except that Mr. Finkelstein may choose to receive a lump sum payment of his Aggregate Benefit. This is an amount equal to the monthly benefit of 60% of his five year average base salary (increased annually by 4.0%) based on a time period determined by the joint life expectancy of Mr. Finkelstein and his former spouse.

•       Restrictive Covenants—Mr. Finkelstein is subject to restrictive covenants prohibiting the disclosure or use of confidential information, along with two-year covenants regarding non-competition and non-solicitation of employees. Our remedies for violation of restrictive covenants includes injunctive relief and forfeiture of retirement and severance benefits.

•       Mandatory Arbitration—Disputes arising under Mr. Finkelstein’s Employment Agreement are to be resolved by binding arbitration.

Employment Agreement with Randy Pearce, SEVP, CFO & CAO

We are party to an Employment Agreement dated May 9, 2007 with our Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer, Randy Pearce. By its terms, the Employment Agreement expires on May 9, 2012 (the fifth anniversary of the effective date of the agreement). The Employment Agreement does not provide for an automatic renewal. Key provisions in Mr. Pearce’s contract include:

•       Base Salary—Mr. Pearce will receive a base salary of $475,000 (subject to increase, but as determined annually by the Compensation Committee).

•       Bonus—Mr. Pearce is eligible for an annual performance bonus as determined under the provisions of the Short Term Plan parameters.

•       Long Term Incentives—Mr. Pearce is eligible to participate on the same basis as other executive officers under the Long Term Plan.

•       Retention Incentives—On May 9, 2007, Mr. Pearce received 50,000 restricted stock units which cliff vest at the end of the five-year contract term. The payment will be automatically deferred until the January 31 next following the end of the five-year contract term and will be made in Regis shares.

•       Life Insurance—We will pay Mr. Pearce $120,000 annually for three years starting in 2008 in lieu of our remaining obligation to pay: (i) premiums on an existing $2.5 million Northwestern Mutual policy insuring Mr. Pearce’s life and (ii) a gross-up for federal and state income taxes on the resulting income.

•       Retirement Benefits—Upon retirement Mr. Pearce is entitled to receive a monthly benefit equal to 40% of his five-year average monthly compensation, excluding bonuses, for a period of 240 months. If Mr. Pearce dies before receiving any or all of the 240 payments, his designated beneficiary is entitled to receive the remaining monthly payments. If Mr. Pearce becomes disabled, he will receive his monthly benefit beginning six months after his disability begins and continuing until the earlier of his death or reaching age 65, at which time he or his beneficiary would receive the 240 monthly payments.

•       Health, Welfare and Other Benefits—During Mr. Pearce’s employment, health and welfare benefits are provided on the same basis as for other executive officers.

•       Termination of Employment Payments, Benefits and Other Obligations—The following section separately addresses benefits provided to Mr. Pearce upon death or disability, termination without cause or for good reason, termination for cause or without good reason and termination after a change in control.

•        Death or Disability.   Mr. Pearce is entitled to his accrued compensation and obligations, including pro rata bonus for year of termination based on highest bonus during previous three years, and his monthly retirement benefits for a period of 240 months. Mr. Pearce will receive full vesting of any unvested stock option, restricted stock/restricted stock units and other incentive awards. In addition, upon death or disability, Mr. Pearce is entitled to post-termination health, hospitalization, prescription drug and dental insurance benefits for Executive and his spouse, continuing for each until he or she attains age 65.

•        Dismissal without Cause or Resignation for Good Reason.   Mr. Pearce is entitled to the same payments and benefits provided upon death or disability, (except no health care continuation if Mr. Pearce resigns within two years of contract date), plus severance pay. Severance pay is calculated by multiplying (a) the sum of Executive’s base salary and highest three year bonus by (b) the number of full and partial years remaining in term (up to a maximum of two years). The result is Mr. Pearce is protected for lesser of remaining contract term or two years.

•        Dismissal for Cause or Resignation without Good Reason.   Mr. Pearce is entitled to accrued compensation and obligations where dismissal is for cause. Where resignation is without good reason, Mr. Pearce (and his spouse) also receive post-termination health, hospitalization, prescription drug and insurance benefits (except no health care continuation if Mr. Pearce resigns within two years of contract date), continuing until he or she attains age 65.

•        Change in Control.   If Mr. Pearce is terminated by us for any reason or if he resigns for good reason (a) during the term of the Agreement and following a change in control, or (b) within two years following a change in control that occurs during the term of the Agreement, Mr. Pearce is entitled to the same payments, benefits and severance as provided upon Dismissal without Cause or Resignation for Good Reason.

Upon a change in control Mr. Pearce also is entitled to receive an award of 50,000 shares of Common Stock to partially recompense him for giving up the non-parachute excise tax gross-up discussed above under “Gross-Up Payments.”  Mr. Pearce is additionally entitled to a gross-up for the impact of parachute tax only (to put him in the same income tax position as if there was no parachute tax) except for the gross-up for federal and state income taxes sufficient to pay future life insurance premiums.

•       Restrictive Covenants—Mr. Pearce is subject to restrictive covenants prohibiting the disclosure or use of confidential information, along with two-year covenants regarding non-competition and non-solicitation of employees. Our remedies for violation of restrictive covenants includes injunctive relief and forfeiture of retirement and severance benefits.

•       Mandatory Arbitration—Disputes arising under Mr. Pearce’s Employment Agreement are to be resolved by binding arbitration.

Employment Agreement with Myron Kunin, Vice Chairman

We are party to an Amended and Restated Compensation Agreement entered into in fiscal 2007 with our Vice Chairman of the Board of Directors, Myron Kunin, that replaces the prior compensation agreement between us and the Vice Chairman. Under the Restated Agreement, Mr. Kunin will continue to provide services to us and Regis has agreed to continue to pay Mr. Kunin an annual amount for the remainder of his life. This amount (as established under his prior agreement) is equal to $600,000, increased annually in proportion to any increase in the Consumer Price Index from July 1, 1996. Accordingly, the amount for fiscal 2007 was $789,371. Under Mr. Kunin’s Amended and Restated Compensation Agreement, Mr. Kunin is entitled to the following benefits upon a change in control:

•        If Mr. Kunin’s services with us cease at any time after a change in control for any reason other than termination by us for cause, he will receive a lump sum payment equal to the present value of his future monthly base compensation, plus an amount equal to the excess of (i) his

“adjusted annual compensation” multiplied by the joint life expectancy of Mr. Kunin and his spouse with no discount for present value, over (ii) the present value of his future monthly base compensation. For this purpose, Mr. Kunin’s “adjusted annual compensation” is equal to Kunin’s annual compensation, as of the date of the change in control, increased by four percent (4%) for each year in the joint life expectancy.

•        If Mr. Kunin’s services are terminated by us for any reason other than for cause or if Mr. Kunin resigns for good reason within two years following a change in control, Mr. Kunin is entitled an amount equal to three times the sum of Mr. Kunin’s annual compensation.

•        An award of 200,000 shares of Common Stock to partially recompense him for giving up the non-parachute excise tax gross-up discussed above under “Gross-Up Payments.”  The gross-up is designed to address the impact of parachute tax only (to put a Named Executive Officer in the same income tax position as if there was no parachute tax).

•        A tax gross-up for the impact of parachute tax only (to put him in the same income tax position as if there was no parachute tax).

The Vice Chairman has agreed that during the period in which payments are made, as provided in the original agreement, he will not engage in any business competitive with the business conducted by us. Additionally, we have a survivor benefit plan for Mr. Kunin’s spouse, payable upon his death, at a rate of one half of his deferred compensation benefit, adjusted for inflation, for the remaining life of his spouse.

Employment Agreements with Remaining Named Executive Officers

We are also party to Employment Agreements with our EVP-Fashion, Education & Marketing (Gordon Nelson) and our EVP-Regis Corporation and President, Franchise Division (Mark Kartarik) (hereinafter referred to as the “Other Named Executive Officers”), which are effective as of June 29, 2007. The Employment Agreement(s) have commenced as of the effective date and continue until terminated by either us or Mr. Nelson or Mr. Kartarik, as applicable.

The arrangements for Mr. Nelson and Mr. Kartarik are summarized below, including the key differences in their respective Employment Agreements:

•       Base Salary—Base salaries of Mr. Nelson and Mr. Kartarik are as determined by the Committee from time to time. Their current base salaries are:  Mr. Nelson, $430,000; and Mr. Kartarik, $400,000.

•       Bonus—Mr. Nelson and Mr. Kartarik are eligible for an annual performance bonus as determined under the provisions of Short Term Plan parameters.

•       Long Term Incentives—Mr. Nelson and Mr. Kartarik are eligible to participate on the same basis as other executive officers under the Long Term Plan.

•       Retirement Benefits—Upon retirement, Mr. Nelson and Mr. Kartarik are entitled to receive a monthly benefit equal to 40% of the Executive’s five-year average monthly compensation, excluding bonuses, for a period of 240 months. Mr. Nelson’s agreement provides for the monthly benefit to be increased by $2,500 provided his employment is not terminated by us for cause or by Mr. Nelson without good reason on or before February 8, 2012. If Mr. Nelson or Mr. Kartarik dies before receiving any or all of the 240 payments, his designated beneficiary receives the remaining monthly payments. If Mr. Nelson or Mr. Kartarik becomes disabled, he will receive his monthly benefit beginning six months after his disability begins and continuing until the earlier of his death or reaching age 65, at which time he or his beneficiary would receive the 240 monthly payments.

•       Life Insurance—We will pay premiums for a total of ten years (eight of which have already been made) on the existing policies insuring the lives of Mr. Nelson and Mr. Kartarik. We also will provide Mr. Nelson and Mr. Kartarik with gross-ups for federal and state income taxes on the resulting income. The face amounts of the policies insuring the lives of Mr. Nelson and Mr. Kartarik are $2.5 million and $2.8 million, respectively.

•       Health, Welfare and Other Benefits—During Mr. Nelson’s and Mr. Kartarik’s employment, health and welfare benefits are provided on the same basis as for other executive officers.

•       Change in Control—If Mr. Nelson or Mr. Kartarik is terminated by us for any reason, other than cause, or resigns for good reason within two years following a change in control, he is entitled an amount equal to three times the sum of his base salary and highest three year bonus. In addition, the Other Named Executive Officer is entitled to his monthly retirement benefits.

Upon a change in control each of Mr. Nelson and Mr. Kartarik is entitled to receive an award of 40,000 shares of Common Stock to partially recompense him for giving up the non-parachute excise tax gross-up discussed above under “Gross-Up Payments.”  The gross-up is designed to address the impact of parachute tax only (to put a Named Executive Officer in the same income tax position as if there was no parachute tax) except for the gross-up for federal and state income taxes sufficient to pay future life insurance premiums.

•       Restrictive Covenants—Mr. Nelson and Mr. Kartarik are subject to a non-compete restrictive covenant. Our remedies for violation of the restrictive covenant includes forfeiture of retirement benefits.

•       Mandatory Arbitration—Disputes arising under Mr. Nelson’s and Mr. Kartarik’s Employment Agreement are to be resolved by binding arbitration.

•       Consulting Arrangement—Within 60 days after Mr. Nelson’s employment with us is terminated, Mr. Nelson will enter into a three-year consulting agreement with regard to our DVD training program. The consulting agreement does not pertain to Mr. Kartarik.

Retirement Plans and Arrangements

In addition to profit sharing and discount stock purchase plans generally available to all employees, we provide the Named Executive Officers with the following retirement benefits: Nonqualified Deferred Compensation Plan, and Executive Retirement Savings Program.

Nonqualified Deferred Compensation Plan:   We offer executives a Nonqualified Deferred Compensation Plan that is funded through key personal life insurance policies and provides a monthly annuity upon retirement at or after age 65 equal to the greater of (i) 40% of the executive’s average monthly compensation for the sixty (60) month period preceding the executive’s termination (60% in the case of the Chairman & CEO) and (ii) $5,000, subject to a 20-year vesting schedule based on the executive’s completed years of service as follows:

Years of Service	Percentage of Monthly Annuity
Less than 7 years	0%
7 years	5%
8 years	10%
9 years	15%
10 years	20%
11 years	25%
12 years	30%
13 years	35%
14 years	40%
15 years	50%
16 years	60%
17 years	70%
18 years	80%
19 years	90%
20 or more years	100%

In addition to the possibility for reduction based on the vesting schedule, an executive’s monthly payment is discounted to present value if the executive retires and initiates payment of the nonqualified deferred compensation monthly benefit prior to age 65 (but no earlier than age 55). Currently, Mr. Finkelstein is eligible for normal retirement and Mr. Nelson is eligible for early retirement under the plan. The discount factor used to determine the monthly benefit upon early retirement is the yield to maturity of U.S. Treasury Notes, with a maturity date nearest the executive’s 65th birthday. The nonqualified deferred compensation benefit is provided as part of an executive’s Employment Agreement with us and is designed to recognize long-term service with Regis and as a retention tool through the vesting schedule and discounting provisions. The nonqualified deferred compensation benefit is forfeited upon an executive’s termination for cause (as defined in the executive’s Employment Agreement).

Executive Retirement Savings Plan:   Named Executive Officers are eligible to defer some or all of their annual salary and/or bonus into our Executive Retirement Savings Plan. Executives may defer up to 100% of their annual compensation, including bonus. Employer contributions under the Executive Retirement Savings Plan consist of a 25% match on up to a maximum of $100,000 in deferred compensation, as well as a discretionary annual profit sharing contribution. Amounts credited to an executive’s account under the plan can be invested as the executive directs among the investment alternatives offered, and the investments may be changed at any time. Executives can elect the distribution date for salary and bonus deferrals, but the terms of the plan provide that the profit sharing contributions can only be distributed at termination of employment.

Pension Benefits in 2007

The following table sets forth certain information concerning pension benefits for the Named Executive Officers for fiscal 2007:

Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Paul D. Finkelstein	Deferred Compensation Agreement	20	7,417,157	—
Randy L. Pearce	Deferred Compensation Agreement	23	867,312	—
Myron Kunin	Deferred Compensation Agreement	53	7,079,075	134,851
Gordon B. Nelson	Deferred Compensation Agreement	29	1,033,821	—
Mark Kartarik	Deferred Compensation Agreement	24	722,397	—
Fraser Clarke.	Deferred Compensation Agreement	—	—	—

(1)          Retirement benefits provided under the applicable employment agreement for each Named Executive Officer as described above under “Summary of Executive Agreements.”

(2)          Present value calculated based on the following assumptions:  (i) expected retirement age of 65, which is the earliest time a participant may retire without any benefit reduction due to age, (ii) post-retirement mortality of 83 GAM, (iii) cost of living adjustment return of 2.5% and (iv) discount rate of 6.25%.

Nonqualified Deferred Compensation for 2007

The following table sets forth certain information concerning nonqualified deferred compensation for the Named Executive Officers for fiscal 2007:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)(2)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)
Paul D. Finkelstein	100,000	71,836	353,903	1,475,496	(3)	1,698,895
Randy L. Pearce	110,016	45,482	117,467	431,779		1,303,992
Myron Kunin	0	37,100	184,237	0		2,225,035
Gordon B. Nelson	92,251	42,584	182,469	64,199		1,637,702
Mark Kartarik	0	17,873	42,786	0		546,788
Fraser Clarke.	280,783	50,816	94,652	0		573,186

(1)          The following amounts of Executive Contributions from the table above have been reported in the current year or prior years’ Summary Compensation Tables:

		Current Year Summary Compensation Table
Name	Total Amount Reported in Current or Prior Summary Compensation Tables ($)	Salary ($)	Non-Equity Incentive Plan ($)	Above-Market Earnings ($)	Company Match and Profit-Sharing Contribution in All Other Compensation ($)
Paul D. Finkelstein	1,792,780	0	100,000	182,447	71,836
Randy L. Pearce	800,584	110,016	0	22,989	45,482
Myron Kunin	601,069	0	0	54,509	37,100
Gordon B. Nelson	1,212,397	0	92,251	93,067	42,584
Mark Kartarik	446,204	0	0	10,958	17,873
Fraser Clarke	464,753	182,233	98,550	60,456	50,816

(2)          The measurement funds available under the Executive Retirement Savings Plan as of June 30, 2007, and their annualized returns as of June 30, 2007, were as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Beacon Large Cap Value Plan	21.90%	Fidelity Freedom 2005 Fund	13.64%
Fidelity Contrafund	16.98%	Fidelity Freedom 2010 Fund	14.01%
Fidelity Disciplined Equity Fund	21.12%	Fidelity Freedom 2015 Fund	15.19%
Spartan US Equity Index Fund-Investor Class	20.49%	Fidelity Freedom 2020 Fund	17.16%
Fidelity Midcap Growth Fund	9.95%	Fidelity Freedom 2025 Fund	17.68%
Fidelity Midcap Value Fund	19.81%	Fidelity Freedom 2030 Fund	19.40%
Fidelity Freedom 2000 Fund	9.80%	Fidelity Freedom 2035 Fund	19.46%
Columbia Acorn USA Fund-Class Z	16.03%	Fidelity Freedom 2040 Fund	20.13%
Wells Fargo Small Cap Value Fund-Class Z	19.98%	Fidelity Freedom Income Fund	8.66%
Fidelity International Discovery Fund	28.71%	Fidelity U.S. Bond Index Fund	6.03%
Spartan International Index Fund-Investor		Pimco Total Return Fund-
Class	27.12%	Administrative Fund	4.96%
Spartan Extended Market Index-Investor		Fidelity Money Market Trust
Class	19.69%	Retirement Portfolio	5.14%
Regis Corporation Common Stock Fund	7.4%

From July 1, 2006 to February 28, 2007, the measurement funds available for the profit-sharing contributions, and their annualized returns as of February 28, 2007, were as follows (after February 28, 2007, the profit-sharing contributions were eligible for the same measurement funds described above):

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Clifton Group S&P 500 Index	12.1%	MSCI EAFE Growth Index	19.1%
Al Frank Russell 2000 Growth Index	8.6%	HFRI Fund of Funds Conservative Index	13.7%
Al Frank Russell 2000 Value Index	12.1%	BlackRock Custom Index	6.2%
MSCI EAFE Index	10.3%	Piper Jaffray Russell 2000 Index	5.8%
MSCI EAFE Value Index	16.4%	Regis Corporation Common Stock Fund	10.8%

(3)          Represents distribution related to a transfer of assets to a former spouse pursuant to a divorce decree.

Potential Payments Upon Termination or Change in Control

The tables that follow describe potential payments and benefits provided to our Named Executive Officers or their beneficiaries under existing employment agreements, plans and arrangements under various scenarios involving a termination of employment and/or a change in control, and assuming that the event(s) occurred on June 30, 2007. The agreements are described in more detail above under “Post-Employment Compensation—Change in Control Arrangements” and “Summary of Executive Agreements.”  The following presentation has been keyed to the following events upon which a Named Executive Officer or his beneficiary would be entitled to a payment or benefit:

•       voluntary termination or involuntary termination prior to a change in control;

•       termination due to death;

•       termination due to disability;

•       a change in control not involving an employment termination; and

•       involuntary termination or voluntary termination after a change in control.

Unless otherwise specified, an “involuntary termination” for these purposes includes a termination by the Named Executive Officer for “good reason,” but does not include a termination for “cause.”  A “voluntary termination” refers to a termination by the Named Executive Officer other than for “good reason” or for “cause.”  “Cause” for these purposes generally refers to acts by an executive that result in a felony conviction, willful non-performance of material employment duties, or willfully engaging in fraud or gross misconduct that is materially detrimental to our financial interests. “Good reason” for these purposes generally refers to an adverse change in the nature of an executive’s authority, position, duties or responsibilities; a reduction in base salary (and in some cases our failure to continue any compensation or benefit plan in which an executive participates); a material breach by us of the applicable employment agreement; a change of more than 30 miles in the location of an executive’s principal place of employment; or our failure to obtain the agreement of any successor to perform our obligations under the applicable employment agreement.

Voluntary Termination Not Related to Change in Control

Name	Severance (1) ($)	Medical, Dental & Life Insurance Benefits (2) ($)	Enhanced/ Accelerated Retirement Benefits (3) ($)
Myron Kunin	5,802,555	—	—
Randy L. Pearce	—	327,465	663,606
Mark Kartarik	—	—	638,401
Gordon B. Nelson	—	—	687,226

(1)          Represents the present value of the annual base compensation payable on a monthly basis to Mr. Kunin for life.

(2)          Represents the present value of $120,000 in annual payments to be made in fiscal years 2008-2010 in substitution for a previous arrangement to cover the cost of life insurance premiums and related tax gross-ups for a ten-year period.

(3)          Each amount represents the present value of a discounted monthly retirement benefit available for a period of 240 months to an executive before the normal retirement age of 65, assuming an election to begin receiving the benefit at the earliest possible time (age 55 or date of termination if already age 55 or older).

Involuntary Termination Not Related to Change in Control

Name	Pro-Rata Bonus(1) ($)	Severance (2) ($)	Accelerated Vesting of Equity Awards (3) ($)	Medical, Dental & Life Insurance Benefits (4) ($)	Enhanced/ Accelerated Retirement Benefits (5) ($)
Paul D. Finkelstein	474,000	4,604,850	7,233,891	1,423,521	4,873,364
Myron Kunin	—	5,802,555	—	—	—
Randy L. Pearce	140,000	1,251,830	2,427,707	410,855	663,606
Mark Kartarik	—	—	—	—	638,401
Gordon B. Nelson	—	—	—	—	687,226

(1)          Pro rated bonus based on the number of days the executive was employed during the fiscal year in which termination occurred. Bonus amount pro rated is the executive’s largest annual bonus received during the three full fiscal years prior to the fiscal year during which termination occurred. For presentation purposes, a full year amount is shown because termination is assumed to have occurred on the last day of the fiscal year.

(2)          For Messrs. Finkelstein and Pearce, each amount represents a lump sum payment equal to the sum of the executive’s annual base salary and largest annual bonus received during the three full fiscal years prior to the fiscal year in which termination occurred, multiplied by the number of years remaining in the term of the executive’s employment agreement (but not less than two years nor more than three years in the case of Mr. Finkelstein, or more than two years in the case of Mr. Pearce). For presentation purposes, the multiplier is three years for Mr. Finkelstein and two years for Mr. Pearce. For Mr. Kunin, the amount shown represents the present value of the annual base compensation payable to Mr. Kunin for life.

(3)          Amounts represent the intrinsic value of SARs and restricted stock awards as of June 30, 2007 for which the vesting was accelerated. The value entered for SARs is based on the difference between $38.25, the closing price of our Common Stock on June 29, 2007, the last trading day of the fiscal year, on the NYSE, and the SAR exercise price. The value entered for restricted stock is the number of shares for which vesting was accelerated multiplied by $38.25.

(4)          Represents medical, dental and life insurance coverage benefits outlined in the table below, valued at the incremental cost to us of providing the benefits for the time periods indicated:

Benefit	Mr. Finkelstein ($)	Mr. Pearce ($)
Medical insurance coverage(a)	135,292	78,651
Dental insurance coverage(b)	8,152	4,739
Life Insurance coverage(c)	1,280,077	327,465
Total	1,423,521	410,855

(a)          Represents the present value of the annual medical premiums for Mr. Finkelstein and his spouse for their lives based on their joint life expectancy as determined by the table Joint Life and Last Survivorship Expectancy in IRS Publication 590. For Mr. Pearce, the amount represents the present value of annual medical premiums for him and his spouse through the age of 65.

(b)         Represents the present value of the annual dental premiums for Mr. Finkelstein and his spouse for their lives based on their joint life expectancy as determined by the table Joint Life and Last Survivorship Expectancy in IRS Publication 590. For Mr. Pearce, the amount represents the present value of annual dental premiums for him and his spouse through the age of 65.

(c)          For Mr. Finkelstein, amount represents the present value of annual payments of (i) $100,000 for reimbursement of life insurance premiums through February 2017 (at June 30, 2007, nine annual payments remained), plus (ii) a tax gross-up amount to cover federal and state income taxes on the amount reimbursed. For Mr. Pearce, amount represents the present value of $120,000 annual payments to be made in fiscal years 2008-2010 in substitution for a previous arrangement to cover the cost of life insurance premiums and related tax gross-ups for a ten-year period.

(5)          For Mr. Finkelstein, the amount represents the present value of his adjusted monthly retirement benefit and one-half of that monthly benefit for the life of his surviving former spouse based on their joint life expectancy as determined by the table Joint Life and Last Survivorship Expectancy in IRS Publication 590. For Messrs. Pearce, Kartarik and Nelson, the amounts represent the present value of a discounted monthly retirement benefit available for a period of 240 months to an executive before the normal retirement age of 65, assuming an election to begin receiving the benefit at the earliest possible time (age 55 or date of termination if already age 55 or older).

Termination Due to Death

Name	Pro-Rata Bonus (1) ($)	Accelerated Vesting of Equity Awards (2) ($)	Medical, Dental & Life Insurance Benefits (3) ($)	Survivor Benefit(4) ($)	Enhanced/ Accelerated Retirement Benefits (5) ($)
Paul D. Finkelstein	474,000	7,233,891	143,444	—	2,446,807
Myron Kunin	—	0	—	3,345,141	—
Randy L. Pearce	140,000	2,427,707	83,390	—	1,096,236
Mark Kartarik	—	336,367	—	—	1,054,599
Gordon B. Nelson	—	366,592	—	—	1,079,677

(1)          Pro rated bonus based on the number of days the executive was employed during the fiscal year in which termination occurred. Bonus amount pro rated is the executive’s largest annual bonus received during the three full fiscal years prior to the fiscal year during which termination occurred. For presentation purposes, a full year amount is shown because termination is assumed to have occurred on the last day of the fiscal year.

(2)          Amounts represent the intrinsic value of SAR and restricted stock awards as of June 30, 2007 for which the vesting was accelerated. The value entered for SARs is based on the difference between $38.25, the closing price of the Company’s Common Stock on June 29, 2007 on the NYSE, and the SAR exercise price. The value entered for restricted stock is the number of shares for which vesting was accelerated multiplied by $38.25.

(3)          Represents medical and dental benefits outlined in the table below, representing the present value of the estimated incremental cost to us of providing the benefits for the time periods indicated:

Benefit	Mr. Finkelstein ($)	Mr. Pearce ($)
Medical insurance coverage(a)	135,292	78,651
Dental insurance coverage(b)	8,152	4,739
Total	143,444	83,390

(a)          Represents the present value of the annual medical premiums for Mr. Finkelstein and his spouse for their lives based on their joint life expectancy as determined by the table Joint Life and Last Survivorship Expectancy in IRS Publication 590. For Mr. Pearce, the amount represents the present value of annual medical premiums for him and his spouse through the age of 65.

(b)         Represents the present value of the annual dental premiums for Mr. Finkelstein and his spouse for their lives based on their joint life expectancy as determined by the table Joint Life and Last Survivorship Expectancy in IRS Publication 590. For Mr. Pearce, the amount represents the present value of annual dental premiums for him and his spouse through the age of 65.

(4)          Represents the present value of the survivor benefit payments to Mr. Kunin’s spouse for the single life expectancy of his current spouse, adjusted annually for the most recent Consumer Price Index.

(5)          If Mr. Finkelstein’s former spouse survives him, she will receive for the remainder of her life a monthly benefit equal to one-half the adjusted monthly retirement payable to Mr. Finkelstein. The amount shown for Mr. Finkelstein represents the present value of this benefit payable over the life expectancy of his former spouse. For each of Messrs. Pearce, Kartarik and Nelson, the amount shown represents the present value of the monthly retirement benefit payable to his beneficiary for 240 months.

Termination Due to Disability

Name	Severance (1)($)	Pro Rata Bonus(2)($)	Accelerated Vesting of Equity Awards (3)($)	Medical, Dental & Life Insurance Benefits (4)($)	Enhanced/Accelerated Retirement Benefits (5)($)
Paul D. Finkelstein	—	474,000	7,233,891	1,423,521	—
Myron Kunin	5,802,555	—	0	—	—
Randy L. Pearce	—	140,000	2,427,707	410,855	1,808,790
Mark Kartarik	—	—	336,367	—	1,792,818
Gordon B. Nelson	—	—	366,592	—	1,565,532

(1)          The amount shown represents the present value of the annual base compensation payable on a monthly basis to Mr. Kunin for life.

(2)          Pro rated bonus based on the number of days the executive was employed during the fiscal year in which termination occurred. Bonus amount pro rated is the executive’s largest annual bonus received during the three full fiscal years prior to the fiscal year during which termination occurred. For presentation purposes, a full year amount is shown because termination is assumed to have occurred on the last day of the fiscal year.

(3)          Amounts represent the intrinsic value of SAR and restricted stock awards as of June 29, 2007 for which the vesting was accelerated. The value entered for SARs is based on the difference between $38.25, the closing price of our Common Stock on June 29, 2007 on the NYSE, and the SAR exercise price. The value entered for restricted stock is the number of shares for which vesting was accelerated multiplied by $38.25.

(4)          Represents medical, dental and life insurance coverage benefits outlined in the table below, representing the present value of the estimated incremental cost to us of providing the benefits for the time periods indicated:

Benefit	Mr. Finkelstein($)	Mr. Pearce($)
Medical insurance coverage(a)	135,292	78,651
Dental insurance coverage(b)	8,152	4,739
Life Insurance coverage(c)	1,280,077	327,465
Total	1,423,521	410,855

(a)          Represents the present value of the annual medical premiums for Mr. Finkelstein and his spouse for their lives based on their joint life expectancy as determined by the table Joint Life and Last Survivorship Expectancy in IRS Publication 590. For Mr. Pearce, the amount represents the present value of annual medical premiums for him and his spouse through the age of 65.

(b)   Represents the present value of the annual dental premiums for Mr. Finkelstein and his spouse for their lives based on their joint life expectancy as determined by the table Joint Life and Last Survivorship Expectancy in IRS Publication 590. For Mr. Pearce, the amount represents the present value of annual dental premiums for him and his spouse through the age of 65.

(c)          For Mr. Finkelstein, the amount represents the present value of annual payments of (i) $100,000 for reimbursement of life insurance premiums through February 2017 (at June 30, 2007, nine annual payments remained), plus (ii) a tax gross-up amount to cover federal and state income taxes on the amount reimbursed. For Mr. Pearce, the amount represents the present value of $120,000 annual payments to be made in fiscal years 2008-2010 in substitution for a previous arrangement to cover the cost of life insurance premiums and related tax gross-ups for a ten-year period.

(5)          For each of Messrs. Pearce, Kartarik and Nelson, the amount shown represents the present value of the monthly retirement benefit payable commencing six months after the period of disability begins and continuing for 240 months after the individual reaches age 65 or dies. Because Mr. Finkelstein is retirement eligible, his retirement benefits in the event of disability are the same as the adjusted retirement benefits described above under “Pension Benefits.”

Change in Control with No Employment Termination

Name	Additional Equity Award (1) ($)	Accelerated Vesting of Existing Equity Awards(2) ($)	Medical, Dental & Life Insurance benefits(3) ($)	Enhanced/Accelerated Retirement Benefits (4) ($)	Tax Gross-Up (5) ($)
Paul D. Finkelstein	11,475,000	7,233,891	1,615,799	—	2,825,078
Myron Kunin	7,650,000	—	—	1,109,967	—
Randy L. Pearce	1,912,500	2,427,707	360,000	—	—
Mark Kartarik	1,530,000	336,367	118,206	—	—
Gordon B. Nelson	1,530,000	366,592	118,206	—	—

(1)          Amounts represent the intrinsic value of unrestricted stock awards granted as of June 29, 2007, determined by multiplying the number of shares granted by $38.25, the closing price of our Common Stock on June 29, 2007 on the NYSE. The number of shares to be awarded pursuant to the respective employment agreements is 200,000 shares for Mr. Kunin; 300,000 shares for Mr. Finkelstein; 50,000 shares for Mr. Pearce and 40,000 shares for each of Messrs. Kartarik and Nelson.

(2)          Amounts represent the intrinsic value of SAR and restricted stock awards as of June 29, 2007 for which the vesting was accelerated. The values entered for SARs are based on the difference between $38.25, the closing price of our Common Stock on June 29, 2007 on the NYSE, and the SAR exercise price. The value entered for restricted stock is the number of shares for which vesting was accelerated multiplied by $38.25.

(3)          For Mr. Finkelstein, the amount represents the amount of a lump sum payment sufficient to make annual payments of (i) $100,000 for reimbursement of life insurance premiums through February 2017 (at June 30, 2007, nine annual payments remained), plus (ii) a tax gross-up amount to cover federal and state income taxes on the amount reimbursed. For Mr. Pearce, the amount represents a lump sum payment equal to the remaining $120,000 annual payments to be made in fiscal years 2008-2010 in substitution for a previous arrangement to cover the cost of life insurance premiums and related tax gross-ups for a ten-year period. For Messrs. Kartarik and Nelson, the amount represents the present value of annual payments of $65,000 for payment of life insurance premiums (at June 30, 2007, two annual payments remained).

(4)          Represents the amount of a lump sum payment equal to the difference between (i) the annual salary continuation amount payable to Mr. Kunin as of the date of the change in control increased by 4% for each year during the joint life expectancy of Mr. Kunin and his spouse, multiplied by the number of years in the joint life expectancy of Mr. Kunin and his spouse at that time as determined in the table of Joint Life and Last Survivorship Expectancy in IRS Publication 590; and (ii) the present value of the future salary continuation payments to be made to Mr. Kunin as of the date of the change in control.

(5)          Represents amounts payable by us to reimburse the Named Executive Officers for the amount of any excise taxes payable under Internal Revenue Code Section 4999 (“Code Section 4999”) with respect to payments and benefits disclosed in this table. If a termination were to occur after or in connection with a change in control, additional payments and benefits would be provided as described in the two following tables, and the tax gross-up calculations described below would apply. The gross-up amounts assume a 35% federal tax rate, 7.85% state tax rate and 1.45% payroll tax rate.

Involuntary Termination After Change in Control

As disclosed in the immediately preceding table, certain payments and benefits would be made available to the Named Executive Officers regardless of whether a termination of employment also occurs. This table and the table that follows it (the “Voluntary Termination After Change in Control” table) describe additional payments and benefits that would be provided under certain circumstances if a Named Executive Officer’s employment terminates after (generally within two years) a change in control. For presentation purposes, such a termination of employment is deemed to occur on June 30, 2007, concurrently with the change in control. The tax gross-up amounts disclosed in each of the two tables that follow reflect calculations that include payments and benefits provided under the immediately preceding table (regardless of whether there is a termination of employment in connection with the change in control) and those provided under the applicable table that follows. As such, the tax gross-up amounts in each of the following two tables are not additive to the tax gross-up amounts shown in the immediately preceding table.

Name	Severance (1) ($)	Pro Rata Bonus (2) ($)	Accelerated Vesting of Existing Equity Awards	Medical, Dental & Life Insurance Benefits (4) ($)	Enhanced/Accelerated Retirement Benefits (5) ($)	Tax Gross-Up (6) ($)
Paul D. Finkelstein	4,604,850	474,000	(3)	143,444	22,481,587	17,440,250
Myron Kunin	8,170,668	—	—	—	—	3,599,171
Randy L. Pearce	1,251,830	140,000	(3)	83,390	3,027,224	3,112,079
Mark Kartarik	1,801,956	—	—	—	2,912,243	2,135,645
Gordon B. Nelson	1,886,355	—	—	—	2,981,496	2,235,505

(1)          For Messrs. Finkelstein and Pearce, amount shown is a lump sum payment equal to the sum of the executive’s annual base salary and largest annual bonus received during the three full fiscal years prior to the fiscal year in which termination occurred, multiplied by the number of years remaining in the term of the executive’s employment agreement (but not less than two years nor more than three years in the case of Mr. Finkelstein, or more than two years in the case of Mr. Pearce). At June 30, 2007, the multiplier is three years for Mr. Finkelstein and two years for Mr. Pearce. For Messrs. Kartarik and Nelson, amount shown is a lump sum payment equal to three times the sum of the executive’s annual base salary and largest annual bonus received during the 36 months immediately preceding the change in control. For Mr. Kunin, the amount shown is the sum of (i) a lump sum payment equal to three times the salary continuation payments made to him during the twelve months immediately preceding the change in control, plus (ii) a lump sum payment equal to the present value of the salary continuation payments that would otherwise have been payable for the rest of his life.

(2)          Pro rated based on the number of days the executive was employed during the fiscal year in which termination occurred. Bonus amount pro rated is the executive’s largest annual bonus received during the three full fiscal years prior to the fiscal year during which termination occurred. For presentation purposes, a full year amount is shown because termination is assumed to have occurred on the last day of the fiscal year.

(3)          Pursuant to the Long Term Plan, all SAR and restricted stock awards vest in full upon a change in control, and value to each Named Executive Officer of such accelerated vesting is disclosed in the immediately preceding table. The employment agreements for Messrs. Finkelstein and Pearce each provide that if his employment is terminated by us or our successor for any reason or by the executive for good reason within two years of a change in control (or after a change in control during the remaining term of the executive’s employment agreement), all SAR, restricted stock and restricted stock unit awards then outstanding will immediately vest in full. Under such circumstances, awards that had not yet been granted when the change in control occurred could also be accelerated for these two individuals.

(4)          Represents medical and dental benefits outlined in the table below, valued at the incremental cost to the Company of the providing the benefits for the time periods indicated. As disclosed in note (3) to the immediately preceding table, the value of certain life insurance premium benefits available to Messrs. Finkelstein and Pearce would be accelerated upon a change in control, and are not repeated here.

Benefit	Mr. Finkelstein($)	Mr. Pearce($)
Medical insurance coverage(a)	135,292	78,651
Dental insurance coverage(b)	8,152	4,739
Total	143,444	83,390

(a)          Represents the present value of the annual medical premiums for Mr. Finkelstein and his spouse for their lives based on their joint life expectancy as determined by the table Joint Life and Last Survivorship Expectancy in IRS Publication 590. For Mr. Pearce, the amount represents the present value of annual medical premiums for him and his spouse through the age of 65.

(b)         Represents the present value of the annual dental premiums for Mr. Finkelstein and his spouse for their lives based on their joint life expectancy as determined by the table Joint Life and Last Survivorship Expectancy in IRS Publication 590. For Mr. Pearce, the amount represents the present value of annual dental premiums for him and his spouse through the age of 65.

(5)          For Mr. Finkelstein, who is retirement eligible, the amount shown reflects the assumption that he will, upon an involuntary termination at any time after a change in control, exercise his right to elect an immediate lump sum retirement payment equal to his full monthly benefit (without any reduction for discounting and assuming annual 4% increases in the amount of that benefit) multiplied by the greater of (i) 240 or (ii) the joint life expectancy in months of Mr. Finkelstein and his former spouse. For Mr. Pearce, involuntary termination at any time after a change in control results in the immediate commencement of his full monthly retirement benefit, without any reduction for vesting or discounting, which shall be paid for 240 months. Mr. Pearce has the option to elect an immediate lump sum payment of these benefits in an amount equal to his full monthly benefit multiplied by 240. The amount shown assumes that he has chosen to make such an election. For Messrs. Kartarik or Nelson, involuntary termination within two years of a change in control results in an immediate lump sum retirement benefit payment equal to his full monthly benefit (without any reduction for vesting or discounting) multiplied by 240. Involuntary termination more than two years after a change in control for either of these two individuals results in the immediate commencement of his full monthly retirement benefit, without any reduction for vesting or discounting, which shall be paid for 240 months. These amounts are shown as lump sum payments in the above table.

(6)          Represents amounts payable by us to reimburse the Named Executive Officers for the amount of any excise taxes payable under Code Section 4999 in connection with the payments and benefits summarized in this table and the immediately preceding table. The gross-up amounts assume a 35% federal tax rate, 7.85% state tax rate and 1.45% payroll tax rate.

Voluntary Termination After Change in Control

Name	Severance (1)($)	Enhanced/Accelerated Retirement Benefits (2)($)	Tax Gross-Ups (3)($)
Paul D. Finkelstein	—	22,481,587	11,290,732
Myron Kunin	5,802,555	—	2,272,497
Randy L. Pearce	—	3,027,224	1,223,877
Mark Kartarik	—	2,912,243	—
Gordon B. Nelson	—	2,981,496	—

(1)          For Mr. Kunin, the amount shown is a lump sum payment equal to the present value of the salary continuation payments that would otherwise have been payable for the rest of his life.

(2)          For Mr. Finkelstein, who is retirement eligible, the amount shown reflects the assumption that he will, upon a voluntary termination at any time after a change in control, exercise his right to elect an immediate lump sum retirement payment equal to his full monthly benefit (without any reduction for discounting and assuming annual 4% increases in the amount of that benefit) multiplied by the greater of (i) 240 or (ii) the joint life expectancy in months of Mr. Finkelstein and his former spouse. For Mr. Pearce, a voluntary termination at any time after a change in control results in the immediate commencement of his full monthly retirement benefit, without any reduction for vesting or discounting, which shall be paid for 240 months. Mr. Pearce has the option to elect an immediate lump sum payment of these benefits in an amount equal to his full monthly benefit multiplied by 240. The amount shown assumes that he has chosen to make such an election. For Messrs. Kartarik or Nelson, a voluntary termination within two years of a change in control results in an immediate lump sum retirement benefit payment equal to his full monthly benefit (without any reduction for vesting or discounting) multiplied by 240. A voluntary termination more than two years after a change in control for either of these two individuals results in the immediate commencement of his full monthly retirement benefit, without any reduction for vesting or discounting, which shall be paid for 240 months. These amounts are shown as lump sum payments in the above table.

(3)          Represents amounts payable by us to reimburse the Named Executive Officers for the amount of any excise taxes payable under Code Section 4999 in connection with the payments and benefits summarized in this table and previous table entitled “Change in Control with No Employment Termination.” The gross-up amounts assume a 35% federal tax rate, 7.85% state tax rate and 1.45% payroll tax rate.

2007 Director Compensation Table

Compensation of our directors is reviewed and determined by the Board on an annual basis, with consideration given to industry comparisons of directors’ compensation. A portion of director compensation will be linked to our stock performance in the form of SARs, restricted stock and performance based cash awards. Employee directors do not receive any cash or other compensation for their services as directors. The cash compensation for non-employee directors who serve during only a portion of a fiscal year is prorated.

The cash compensation for the fiscal year ended June 30, 2007, for each of our non-employee directors consisted of:

•       an annual retainer of $35,000 for service as a director, plus expenses; and

•       an annual retainer of $10,000 for serving as chairman of the Audit Committee.

In addition, we granted the following to each director:

•       1,500 SARs at an exercise price of $39.04, which vest ratably over 5 years; and

•       1,500 shares of restricted stock, which vest ratably over 5 years.

The following table shows, for each of the non-employee directors, information concerning annual and long-term compensation earned for services in all capacities during the fiscal year ended June 30, 2007.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total($)
Rolf F. Bjelland	45,000	28,523	10,026	957	84,506
Thomas L. Gregory	35,000	28,523	10,026	957	74,506
Van Zandt Hawn	35,000	28,523	10,026	957	74,506
Susan S. Hoyt	35,000	28,523	10,026	957	74,506
David B. Kunin	35,000	28,523	10,026	957	74,506

(1)          Values expressed represent the actual compensation cost recognized by us for such equity awards during fiscal 2007 as determined pursuant to SFAS 123(R) and utilizing the assumptions discussed in Note 1 to our financial statements for the fiscal year ended June 30, 2007.

The following table shows, for each of our non-employee directors, information concerning stock awards granted during fiscal 2007 and the corresponding grant date fair value of those awards, as well as the aggregate number of stock awards outstanding as of June 30, 2007:

Name	Grant Date Fair Value of Stock Awards Granted in 2007($)(a)	Grant Date Fair Value of Option Awards Granted in 2007($)(a)	Aggregate Stock Awards Outstanding as of 06/30/07(#)	Aggregate Option Awards Outstanding as of 06/30/07(#)
Rolf F. Bjelland	58,560	18,570	3,667	66,937
Thomas L. Gregory	58,560	18,570	3,667	69,150
Van Zandt Hawn	58,560	18,570	3,667	66,937
Susan S. Hoyt	58,560	18,570	3,667	46,937
David B. Kunin	58,560	18,570	3,667	10,250

(a)          Valuation of awards based on the grant date fair value of those awards determined pursuant to SFAS 123(R) utilizing assumptions discussed in Note 1 to our financial statements for the fiscal year ended June 30, 2007.

(2)          Represents dividends paid on restricted stock awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by the SEC’s regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of copies of reports filed with the SEC during the fiscal year ended June 30, 2007, all applicable Section 16(a) filing requirements were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Curtis Squire, Inc. (“CSI”), a Kunin family investment company, a majority of whose voting stock is owned by Myron Kunin, rents certain artworks to us in return for which we compensate certain of our employees who devote time to CSI business and furnishes office space and equipment for use by CSI. The parties have agreed that the reasonable value of this arrangement to each party is $200,000 per year. Other reportable transactions in which we participated in fiscal year 2007 include the following: We paid $1,268,396 to Beautopia, LLC, which is owned by David Kunin and CSI, for hair care products purchased in the ordinary course of business. We paid Timothy Kunin, a son of Myron Kunin and a brother of David Kunin, $309,938 for subscriptions to magazines for our salons. We have verified that the cost of these subscriptions is competitive with that charged by other subscription services. We have purchased from the Northwestern Mutual Life Insurance Company insurance policies on the lives of certain of our employees and officers. We paid aggregate premiums of $3,432,286 for these insurance policies. Michael Finkelstein, a son of Paul Finkelstein, is a registered insurance agent and received commissions of $404,479 related to these insurance policies paid for by us. We have determined that the amounts paid for these insurance policies are competitive with amounts that would be paid for similar products from other companies.

Pursuant to the terms of the Audit Committee Charter, the Audit Committee is required to review and approve related party transactions with our General Counsel; however, we have not adopted formal policies or procedures for this review and approval process. Accordingly, no particular policies or procedures were followed in connection with review and approval of the related person transactions described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 1, 2007, the ownership of our Common Stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding shares, by each director, by each executive officer identified in the Summary Compensation Table, and by all executive officers and directors as a group. Except as indicated below, the parties listed in the table have the sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner or Identity of Group	Number of Shares Beneficially Owned(1)	Percent of Class
The TCW Group, Inc.(2) 865 South Figueroa Street Los Angeles, CA 90017	2,328,630	5.27%
Mellon Financial Corporation(3) One Mellon Center Pittsburg, PA 15258	2,258,343	5.11%
Myron Kunin(4)	1,020,989	2.31%
Paul D. Finkelstein	634,598	1.42%
Rolf F. Bjelland	91,349	*
Van Zandt Hawn	87,311	*
Susan S. Hoyt	51,091	*
Thomas L. Gregory	72,000	*
David B. Kunin	17,615	*
Fraser Clarke	0	*
Mark Kartarik	85,979
Gordon B. Nelson	61,156	*
Randy L. Pearce	230,095	*
All executive officers and directors as a group (twenty-three persons)(4)	2,796,270	6.18%

*                    less than 1%

(1)          Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to options/SARs exercisable within 60 days: 20,000 shares by Mr. Kunin; 359,000 shares by Mr. Finkelstein; 63,187 shares by Mr. Bjelland; 63,187 shares by Mr. Hawn; 43,187 shares by Ms. Hoyt; 65,400 shares by Mr. Gregory; 6,500 shares by Mr. David Kunin; 71,828 shares by Mr. Kartarik; 37,284 shares by Mr. Nelson; 163,133 shares by Mr. Pearce; and 1,112,073 shares by all directors and executive officers as a group.

(2)          The TCW Group, Inc., on behalf of the TWC Business Unit, has sole voting authority for 0 shares, shared voting power for 2,150,230 shares, sole investment authority for 0 and shared investment authority for 2,328,630 shares. The information set forth above is based upon a Schedule 13G statement filed with the SEC on February 12, 2007.

(3)          Mellon Financial Group has sole voting authority for 2,222,763 shares, shared voting power for 230 shares, sole investment authority for 2,333,513 and shared investment authority for 5,830 shares. The information set forth above is based upon a Schedule 13G statement filed with the SEC on February 14, 2007.

(4)          Includes 887,493 shares owned by Curtis Squire, Inc. Myron Kunin owns a majority of the voting stock of Curtis Squire, Inc. and thereby has sole voting and investment powers over all Company shares owned by Curtis Squire, Inc.

ITEM 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, certified public accountants and independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending June 30, 2008. Although not required, the Board wishes to submit the selection of PricewaterhouseCoopers LLP for shareholders’ ratification at the annual meeting. If the shareholders do not so ratify, the Audit Committee will reconsider its selection.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

Audit Fees

Aggregate audit fees billed for professional services rendered by PricewaterhouseCoopers LLP were $1,965,337 for the year ended June 30, 2007 and $2,116,560 for the year ended June 30, 2006. Such fees were primarily for professional services rendered for the audits of our consolidated financial statements as of and for the years ended June 30, 2007 and 2006, limited reviews of our unaudited condensed consolidated interim financial statements, statutory audits of certain of our subsidiaries and accounting consultations required to perform an audit in accordance with generally accepted auditing standards.

Audit Related Fees

Aggregate audit related fees billed for professional services rendered by PricewaterhouseCoopers LLP were $170,000 for the year ended June 30, 2007 and $144,750 for the year ended June 30, 2006. The audit related fees as of the years ended June 30, 2007 and 2006 were for assurance and related services related to employee benefit plan and advertising funds audits, financial due diligence related to mergers and acquisitions and discussions concerning financial accounting and reporting standards.

Tax Fees

Aggregate income tax compliance and related services fees billed for professional services rendered by PricewaterhouseCoopers LLP were $820,622 for the year ended June 30, 2007 and $1,213,877 for the year ended June 30, 2006.

All Other Fees

In addition to the fees described above, aggregate fees of $1,500 and $1,947 were billed by PricewaterhouseCoopers LLP during the years ended June 30, 2007 and 2006, respectively, primarily for fees related to a research tool that we access through PricewaterhouseCoopers LLP and, for fiscal 2006, fees associated with non-financial statement acquisition and integration related services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has approved the engagement of PricewaterhouseCoopers LLP to perform auditing services for the current fiscal year ending June 30, 2008, based upon an engagement letter submitted by PricewaterhouseCoopers. In accordance with Company policy, any additional audit or non-audit services must be approved in advance. All of the professional services provided by PricewaterhouseCoopers LLP during the years ended June 30, 2007 and June 30, 2006 were approved or pre-approved in accordance with policies of our Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and assists the Board in providing oversight of the financial management, independent auditors and financial reporting procedures of Regis. Each member of the Audit Committee is “independent” within the meaning of applicable NYSE listing standards. The Audit Committee has adopted a written charter describing its functions, which has been approved by the Board.

Our management is responsible for preparing our financial statements and the overall reporting process, including our system of internal controls. Our independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing the financial statements and our system of internal controls over financial reporting and expressing opinions thereon.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

In addition, the Committee has discussed with the independent auditors the auditors’ independence from us and our management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), as adopted by the PCAOB. The Committee has also considered whether the independent auditors’ provision of non-audit services to Regis is compatible with the auditors’ independence.

The Committee discussed with our independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2007, for filing with the SEC. The Committee also has recommended to the Board the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008.

Rolf F. Bjelland, Chair
Van Zandt Hawn
Susan S. Hoyt
Thomas L. Gregory
Members of the Audit Committee

PROPOSALS OF SHAREHOLDERS

Shareholders who intend to present proposals at the 2008 Annual Meeting, and who wish to have such proposals included in our Proxy Statement for the 2008 Annual Meeting, must be certain that such proposals are received by our Secretary, 7201 Metro Boulevard, Edina, Minnesota 55439, not later than May 23, 2008. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Proxy Statement for our 2008 Annual Meeting.

For any proposal that is not submitted for inclusion in our 2008 Proxy Statement, but is instead sought to be presented directly at the 2008 Annual Meeting, we must receive notice of such proposal not later than July 26, 2008 and not earlier than June 26, 2008, provided that in the event that the date of the 2008 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2007 Annual Meeting, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the 2008 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2008 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Notices of intention to present proposals at our 2008 Annual Meeting should be addressed to our Secretary, 7201 Metro Boulevard, Edina, Minnesota 55439.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Our Annual Report to Shareholders and Form 10-K, including financial statements for the year ended June 30, 2007, accompanies this Proxy Statement. If requested, we will provide shareholders with copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. Such requests should be directed to Eric A. Bakken, our Secretary, at our address stated herein.

GENERAL

The Board knows of no other matter to be acted upon at the meeting. However, if any other matter is properly brought before the meeting, the shares covered by your proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy.

In order that your shares may be represented if you do not plan to attend the meeting, please sign, date and return your proxy promptly. In the event you are able to attend, at your request we will cancel the proxy.

By Order of the Board

Eric A. Bakken
Secretary
September 19, 2007

REGIS Corporation

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 23, 2007
9:00 a.m.

Regis Corporation
7201 Metro Boulevard
Edina, Minnesota 55439

Regis Corporation
7201 Metro Boulevard, Edina, MN 55439	proxy

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 23, 2007.

The undersigned hereby appoints Paul Finkelstein and Eric Bakken, and either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of the Common Stock of Regis Corporation (the “Company”) which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on October 23, 2007, and at any and all adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as directed herein. If no direction is given, this proxy will be voted FOR each of the items listed in paragraphs 1 and 2 of the proxy card.

(Continued, and TO BE COMPLETED AND SIGNED on the reverse side)

There are three ways to vote your Proxy

COMPANY #
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•            Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on October 22, 2007.

•            Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/rgis/ — QUICK *** EASY *** IMMEDIATE

•            Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on October 22, 2007.

•            Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope or return it to Regis Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

1.Election of directors.			☐		FOR all nominees listed to the left, except vote withheld from individual nominees	☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left
NOMINEES:	01 Rolf F. Bjelland	05 Susan S. Hoyt 06 David B. Kunin 07 Myron Kunin
02 Paul D. Finkelstein 03 Thomas L. Gregory 04 Van Zandt Hawn

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Please fold here

2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.			☐	For	☐	Against	☐	Abstain

*Note* Such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐	Indicate changes below:			Dated			, 2007

(Signatures of Shareholders)

Where stock is registered jointly in the names of two or more persons ALL should sign. Signature(s) should correspond exactly with the name(s) as shown above. Please sign and date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.